UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant [X]  Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[X]	Preliminary Proxy Statement

[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-12

CPAC, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]	No fee required.
[X]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of CPAC, Inc. ("Common Stock")

	(2)	Aggregate number of securities to which transaction applies:

4,946,774 shares of Common Stock (as of January 16, 2007)

753,500 shares of Common Stock underlying options to purchase Common Stock (as of January 16, 2007)

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated as the sum of:

		(A)	$42,789,595, the product of (i) 4,946,774 shares of Common Stock (as of January 16, 2007) and (ii) the merger consideration of $8.65 per share of Common Stock in cash; and

(B)

$1,422,648, the product of (i) 714,500 shares of Common Stock representing shares of Common Stock issuable upon exercise of options outstanding as of January 16, 2007 and (ii) the excess, if any of the merger consideration of $8.65 per share over the exercise price per share of Common Stock subject to each such option.

	(4)	Proposed maximum aggregate value of transaction:

$44,212,243

	(5)	Total fee paid:

$8,842

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CPAC, INC.

2364 Leicester Road, P.O. Box 175

Leicester, New York 14481-0175

(585) 382-3223

                    , 2007

Dear Shareholder:

            You are cordially invited to attend a special meeting of shareholders (the "special meeting") of CPAC, Inc. ("CPAC" or the "Company"), which will be held on                     ,                     , 2007, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 2364 Leicester Road, Leicester, New York 14481.

            Our board of directors has unanimously approved a merger providing for the acquisition of CPAC by Buckingham CPAC, Inc. If the merger is completed, you will be entitled to receive $8.65 in cash, without interest, for each share of CPAC common stock you own, and you will have no ongoing ownership interest in the continuing business of CPAC.

            At the special meeting, you will be asked to approve and adopt the agreement and plan of merger. Our board of directors has adopted and unanimously approved the agreement and plan of merger, as well as the transactions contemplated by it, and has declared that the agreement and plan of merger, the merger and the transactions contemplated by the agreement and plan of merger are advisable, fair to and in the best interests of CPAC and its shareholders. Our board of directors unanimously recommends that our shareholders vote "FOR" approval of the agreement and plan of merger.

            The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about CPAC from documents we have filed with the Securities and Exchange Commission.

            Your vote is very important, so please vote by completing and returning your proxy card. The merger cannot be completed unless the agreement and plan of merger is approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of CPAC common stock. If you fail to vote on the agreement and plan of merger, the effect will be the same as a vote against approval of the agreement and plan of merger for purposes of the vote referred to above.

            WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES BY MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

            Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. If your shares are held in "street name," we encourage you to provide voting instructions to your brokerage firm by voting your proxy.

            Thank you for your cooperation and continued support.

Very truly yours,

Thomas N. Hendrickson
President & Chief Executive Officer

THIS PROXY STATEMENT IS DATED                     , 2007 AND IS FIRST
BEING MAILED TO SHAREHOLDERS ON OR ABOUT                     , 2007.

CPAC, INC.

2364 Leicester Road, P.O. Box 175

Leicester, New York 14481-0175

(585) 382-3223

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held                     , 2007

To Our Shareholders:

            We hereby notify you that a special meeting of shareholders of CPAC, Inc. ("We," "our," "us," or "CPAC") will be held at our principal executive offices at 2364 Leicester Road, Leicester, New York 14481 on                     , 2007, at 10:00 a.m., Eastern Time, for the following purposes:

1.

To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of December 22, 2006 (as it may be amended from time to time, the "merger agreement"), between Buckingham CPAC, Inc. ("Buckingham"), Buckingham CPAC Acquisition Corp. ("MergerCo") and CPAC; and

2.

To authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

            Only holders of CPAC common stock at the close of business on                     , 2007 are entitled to notice of the special meeting and to vote at the special meeting. You are cordially invited to attend the special meeting in person.

            Your vote is important, regardless of the number of shares of CPAC common stock you own. If you do not plan to attend the special meeting and vote your shares of CPAC common stock in person, please authorize a proxy to vote your shares by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope.

            Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy or by voting in person at the special meeting.

            The approval of the merger agreement requires the approval of the holders of at least two-thirds of the outstanding shares of CPAC common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you vote your shares as described above.

            If you fail to return your proxy card and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and if a quorum is present, will have the same effect as a vote against approval of the merger agreement.

            Prior to the special meeting, a complete list of our shareholders entitled to vote at the special meeting, or any adjournment thereof, will be available for inspection by any of our shareholders during normal business hours at our principal executive offices located at 2364 Leicester Road, Leicester, New York 14481. In addition, the same list will be available for examination by any of our shareholders at the special meeting.

            You should not send your stock certificates with your proxy card.

By Order of the Board of Directors,

Thomas N. Hendrickson
President & Chief Executive Officer
, 2007

TABLE OF CONTENTS

Page
SUMMARY	1
The Parties to the Merger	1
The Special Meeting	2
The Merger	3
QUESTIONS AND ANSWERS ABOUT THE MERGER	9
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	12
THE PARTIES TO THE MERGER	13
THE SPECIAL MEETING	14
Time, Place and Purpose of the Special Meeting	14
Record Date, Quorum and Voting Power	14
Required Vote; Abstentions; Broker Non-Votes	14
Voting by Directors and Executive Officers	15
Proxies; Revocation	15
Expenses of Proxy Solicitation	15
Adjournments and Postponements	16
Shareholder List	16
THE MERGER	17
Background of the Merger	17
Recommendation of CPAC's Board of Directors; Reasons for the Merger	23
Opinion of KeyBanc	27
Operations of CPAC Following the Merger	34
Interests of CPAC's Directors and Executive Officers in the Merger	34
Material U.S. Federal Income Tax Consequences	41
Regulatory Approvals	42
Absence of Appraisal Rights	42
THE MERGER AGREEMENT	44
Effective Time	44
Structure of the Merger	44
Merger Consideration; Treatment of Stock and Options	44
Further Ownership Rights	45
Procedure for Receiving Merger Consideration	45
Certificate of Incorporation and Bylaws	46
Directors and Officers	46
Representations and Warranties	46
Conduct of the Company's Business Pending the Merger	49
No Solicitation of Transactions	51
Agreement to Take Further Action and to Use Reasonable Efforts	54
Conditions to the Merger	54
Termination of the Merger Agreement	56
Fees and Expenses	57
Amendment and Waiver	57
MARKET PRICES OF THE COMPANY'S STOCK	58
Market Information	58
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	59
ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING	62
OTHER MATTERS	62
Submission of Shareholder Proposals	62
Delivery of this Proxy Statement	63
WHERE YOU CAN FIND ADDITIONAL INFORMATION	63

CPAC, INC.

2364 Leicester Road, P.O. Box 175

Leicester, New York 14481-0175

(585) 382-3223

PROXY STATEMENT

                    , 2007

SUMMARY

            The following summary highlights selected information about the merger and the special meeting and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms "CPAC," "the Company," "we," "our," "ours," and "us" refer to CPAC, Inc. and its subsidiaries. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger

CPAC, Inc. (Page        )
2364 Leicester Road
P.O. Box 175
Leicester, New York 14481-0175
(585) 382-3223

            Established in 1969, CPAC, Inc. is a New York corporation that manages holdings in two industry segments: the Fuller Brands segment, which consists of cleaning and personal care products, and the Imaging segment. The Fuller Brands segment develops, manufactures, and markets more than 2,700 branded and private label products for commercial cleaning, household cleaning, and personal care. The Imaging segment manufactures, packages, and distributes branded and private label chemicals for color photographic, health care, and graphic arts markets, as well as associated imaging equipment and silver refining services. This segment also distributes photographic film, paper, single-use and reusable cameras, and batteries through distribution agreements.

Buckingham CPAC, Inc. (Page         )
c/o Buckingham Capital Partners II, L.P.
950 Third Avenue, 19th Floor
New York, NY 10022

            Buckingham CPAC, Inc., which we refer to as "Buckingham," is a Delaware corporation that was formed for the purposes of entering into the merger agreement, completing the transactions contemplated by the merger agreement and serving as a holding company for the operations of CPAC after the merger. Buckingham has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement. Buckingham was formed by Buckingham Capital Partners II, L.P., a private investment firm specializing in leveraged buyouts of U.S.-based, lower middle market industrial and manufacturing companies.

Buckingham CPAC Acquisition Corp. (Page         )
c/o Buckingham Capital Partners II, L.P.
950 Third Avenue, 19th Floor
New York, NY 10022

            Buckingham CPAC Acquisition Corp., which we refer to as "MergerCo", is a New York corporation and a wholly owned subsidiary of Buckingham formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Purpose of the Special Meeting (Page         )

            A special meeting of shareholders will be held on                     ,                     , 2007, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 2364 Leicester Road, Leicester, New York 14481.

            At the special meeting you will be asked to consider and vote upon the following proposals:

    to approve the merger agreement; and
    to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Record Date, Quorum and Voting Power (Page         )

            You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on __________, 2007, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for approval at the special meeting. As of the record date, there were 4,946,774 shares of our common stock entitled to be voted. The holders of one-third of the shares of our common stock outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote (Page         )

            The approval of the merger agreement requires the approval of the holders of at least two-thirds of the outstanding shares of our common stock entitled to vote thereon. If you fail to vote on the merger agreement, the effect will be the same as a vote against the approval of the merger agreement. The proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement requires that more votes be cast in favor of the proposal than against it; however, if holders of less than a quorum of the shares of our common stock outstanding on the record date are represented at the special meeting, the affirmative vote of holders of a majority of the shares so represented is necessary to adjourn or postpone the meeting. A failure to vote on that proposal will not have an effect on the outcome of the vote on that proposal.

Voting by Directors and Executive Officers (Page         )

            As of the record date, on                     , 2007, our directors and executive officers held and are entitled to vote, in the aggregate,                      outstanding shares of our common stock, representing approximately                      percent (        %) of the outstanding shares of our common stock. We have been informed by our directors and executive officers that they intend to vote all of their shares of CPAC common stock "FOR" the approval of the merger agreement.

Proxies; Revocation (Page         )

            If you hold shares in your name as the shareholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee's form of proxy card, which includes voting instructions. In either case, you may vote your shares by mail without attending the special meeting. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

            After you vote your shares by mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Corporate Secretary at our principal offices, 2364 Leicester Road, P. O. Box 175, Leicester, New York 14481-0175, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

The Merger

Structure of the Merger (Page         )

            Pursuant to the merger agreement, MergerCo, a wholly owned subsidiary of Buckingham, will merge with and into CPAC. CPAC will be the surviving corporation in the merger.

Merger Consideration (Page         )

            If the merger is completed, you will be entitled to receive $8.65 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own.

Treatment of Outstanding Stock Options (Page         )

            If the merger is completed, CPAC will enter into Option Cancellation Agreements with holders of options to purchase CPAC's shares. Under the Option Cancellation Agreements, option holders will receive the excess, if any, of the $8.65 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold at the effective time of the merger, whether or not the option is currently vested. Option holders who hold any options with exercise prices above the $8.65 per share merger consideration will receive total payments of $100 per option holder as consideration for the cancellation of their options.

Board Recommendation (Page         )

            After careful consideration and by a unanimous vote of all members of our board of directors, our board of directors:

    has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger;
    has declared that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of CPAC and its shareholders; and
    recommends that CPAC's shareholders vote "FOR" the approval and adoption of the merger agreement.

Reasons for the Merger (Page         )

            Our board of directors carefully considered the terms of the proposed transaction and the strategic alternatives available to the Company in deciding to enter into the merger agreement and to recommend that shareholders vote "FOR" the approval and adoption of the merger agreement. Among the factors considered by our board of directors were:

    the consideration of $8.65 per share in cash to be paid in the proposed merger;
    the high costs associated with continued operation as a public company;
    the historical volatility of the Company's stock price and the expected future value of the Company's common stock;
    the relatively limited liquidity of the Company's stock;
    the terms and conditions of the merger agreement;
    current conditions and evolving trends in the industries served by the Company; and
    the opinion of KeyBanc Capital Markets, a division of McDonald Investments, Inc. ("KeyBanc"), that, as of the date of its opinion, and based upon and subject to the assumptions, limitations and qualifications set forth therein, and other factors that KeyBanc considers relevant, the merger consideration of $8.65 in cash per share to be received by holders of CPAC common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders.

            In deciding to enter into the merger agreement and to recommend that shareholders vote "FOR" the approval and adoption of the merger agreement, the board of directors carefully considered the fact that the Company's directors and executive officers may have interests in the transaction that are different from, or in addition to, those of the Company's other shareholders.

Opinion of KeyBanc (Page         )

            KeyBanc was retained by CPAC's board of directors to issue a "fairness opinion" in connection with the merger. On December 22, 2006, KeyBanc rendered to CPAC's board of directors its opinion that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth therein, and other factors that KeyBanc considers relevant, the merger consideration of $8.65 in cash per share to be received by holders of CPAC common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders. The full text of KeyBanc's opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by KeyBanc in rendering its opinion, is included as Annex B to this proxy statement. CPAC encourages shareholders to read the KeyBanc's opinion carefully and in its entirety. KeyBanc's opinion was provided to CPAC's board of directors in connection with the board's consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of KeyBanc's opinion, of the consideration to be received by the holders of CPAC common stock pursuant to the merger agreement, to those holders and does not address any other aspect of the merger. KeyBanc's opinion does not constitute a recommendation as to how any holder of CPAC common stock should vote on the merger or any matter relating thereto.

Interests of the Company's Directors and Executive Officers in the Merger (Page         )

            As you consider the recommendation of our board of directors with respect to the merger, you should be aware that some CPAC directors and executive officers have interests that are different from, or in addition to, your interests, including those listed below:

            CPAC Stock Options. In the ordinary course of CPAC's compensation practices, all directors and executive officers, like many other CPAC employees, were awarded options to purchase CPAC common stock, all of which were granted at an exercise price that was at least equal to the fair market value of the Company's common stock on their respective grant dates. In connection with the merger, all outstanding unvested options will become immediately exercisable, and all outstanding options (including previously unexercisable options) will be cancelled at the time of the merger pursuant to Option Cancellation Agreements to be entered into between the Company and the Option Holders. Under the Option Cancellation Agreements, the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to CPAC common stock over the exercise price of the CPAC stock options.

            Bonus Payments. Some of our employees, including all of our executive officers, will receive a cash bonus if the merger is completed successfully.

            Severance Payments. Some of our employees, including all of our executive officers, are parties to pre-existing severance arrangements with CPAC. Following the merger, under certain circumstances some of our executive officers might be entitled to receive severance payments.

            Acceleration of Deferred Compensation for Mr. Hendrickson. Our President and Chief Executive Officer, Thomas Hendrickson, has a pre-existing non-qualified deferred compensation arrangement with CPAC. Upon the completion of the merger, Mr. Hendrickson will be paid certain non-qualified deferred compensation, the payment of which he had previously deferred.

            Acceleration of Deferred Compensation for Executive Officers. The completion of the merger will cause an acceleration of the payment of certain non-qualified deferred compensation to certain of our executive officers pursuant to the terms of a pre-existing nonqualified deferred compensation plan.

            Legal Fees. Robert Oppenheimer, a member of our board of directors, is a partner with the law firm of Chamberlain D'Amanda Oppenheimer & Greenfield. Chamberlain D'Amanda Oppenheimer & Greenfield serves as general counsel to CPAC, and is representing CPAC in connection with the merger. For its representation of CPAC in connection with the merger and related matters, the firm will receive legal fees of $175,000.

            Buckingham Stock Option Plan. If the merger is completed, Buckingham has indicated that a new employee stock option plan may be adopted for the Company. If such a plan is adopted, certain of our executive officers could receive stock options under such a plan if they continue to be employed by the Company after the merger.

            Opportunity to Invest in Buckingham. Certain of our executive officers have had preliminary discussions with Buckingham about the possibility of them investing in Buckingham, on the same terms as Buckingham's other investors, if the merger is completed. No final understanding has been reached between Buckingham and any of our executive officers at this time.

            Indemnification and Insurance. Buckingham has agreed to indemnify our directors and executive officers with respect to any claims or liabilities arising out of their positions with CPAC prior to the merger and to maintain directors' and officers' liability insurance covering directors and executive officers of CPAC for a period of six years following the merger.

Tax Consequences (Page         )

            The receipt of $8.65 in cash for each share of our common stock pursuant to the merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of CPAC common stock will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of CPAC common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes.

Regulatory Approvals (Page         )

            Except for the filing of a certificate of merger in the State of New York Department of State upon the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

No Solicitation of Transactions; Superior Proposal (        )

            The merger agreement restricts our ability to, among other things, solicit or participate in discussions or negotiations with, or provide information to, a third party regarding alternative acquisition, merger or other business combination transactions involving CPAC. Notwithstanding these restrictions, under certain circumstances, and subject to the limitations of the merger agreement, our board of directors may respond to an unsolicited written bona fide proposal for an alternative business combination by engaging in discussions or negotiations with the person making such proposal. In addition, our board of directors may terminate the merger agreement and enter into an acquisition agreement with respect to a superior business combination proposal, so long as CPAC complies with certain terms of the merger agreement, including paying a termination fee of $1.75 million to Buckingham.

Conditions to the Merger (Page         )

            Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

    approval of the merger agreement by our shareholders;
    the absence of any law or order by any governmental authority enjoining or otherwise prohibiting the closing of the merger;
    performance by each of the parties of its covenants under the merger agreement in all material respects;
    the truth and correctness of the representations and warranties of the respective parties made in the merger agreement, as of the closing of the merger, either (1) in all respects, (2) all material respects or (3) to the extent that the failure of such representations and warranties to be true and correct would not have a material adverse effect on such party, depending on the particular representation or warranty; and
    the absence of any event, state of facts, circumstances, developments, change or effect that individually or in the aggregate would reasonably be expected to have a "material adverse effect"(as that term is defined in the merger agreement) on CPAC.

Termination of the Merger Agreement (Page         )

            CPAC and Buckingham may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of CPAC have approved the merger agreement. Under certain circumstances, either we or Buckingham may terminate the merger agreement prior to the closing of the merger without the consent of the other party. Subject to the payment to Buckingham of a termination fee of $1.75 million, we may terminate the merger agreement prior to shareholder approval to enter into an agreement for an alternative superior proposal. Buckingham may terminate the merger agreement if our board of directors changes its recommendation in favor of the merger, or recommends to our shareholders that they approve an alternative acquisition proposal, in which case the termination fee of $1.75 million will be payable at or prior to the time of, and as a pre-condition to the effectiveness of, such termination.

Fees and Expenses (Page         )

            The parties to the merger agreement are responsible for their own transaction expenses if either party terminates the merger agreement for any reason under the merger agreement.

            We have agreed to pay to Buckingham a termination fee of $1.75 million if the merger agreement is terminated because our board of directors has changed its recommendation in favor of the merger agreement, we enter into an agreement for an alternative superior proposal or under other limited circumstances.

Procedure for Receiving Merger Consideration (Page         )

            As promptly as practicable after the effective time of the merger, Continental Stock Transfer and Trust Co., as paying agent, will mail a letter of transmittal and instructions to all CPAC shareholders. The letter of transmittal and instructions will tell you how to surrender your CPAC common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Appraisal Rights (Page         )

            CPAC is incorporated in New York. Under New York law, because CPAC's shares are listed on the NASDAQ Global Market, CPAC shareholders do not have any right to a court determination of the fair value of their shares of common stock in connection with the merger.

Market Price of CPAC Common Stock (Page         )

            Our common stock is listed on the NASDAQ Global Market ("NASDAQ") under the trading symbol "CPAK." On December 22, 2006, which was the last trading day before the announcement of the execution of the merger agreement, our common stock closed at $7.85 per share. On January 16, 2007, which was the last trading day before the date of this proxy statement, our common stock closed at $8.47 per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER

            The following questions and answers address briefly some questions you may have regarding the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of CPAC, Inc. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.
Q:	What is the proposed transaction?
A:

The proposed transaction is the acquisition of CPAC by Buckingham pursuant to a merger agreement between Buckingham, MergerCo and CPAC. Once the merger agreement has been approved by our shareholders and the other closing conditions under the merger agreement have been satisfied or waived, the Buckingham subsidiary will merge with and into CPAC, with CPAC surviving as a wholly-owned subsidiary of Buckingham.

Q:	What will I receive in the merger?
A:

Upon completion of the merger, you will receive $8.65 in cash, without interest and less any required withholding taxes, for each share of our common stock you own at the effective time of the merger. If the merger is completed, you will have no ongoing ownership interest in the continuing business of CPAC.

Q:	Where and when is the special meeting?
A:	The special meeting will be held at our principal executive offices at 2364 Leicester Road, Leicester, New York 14481 on , 2007 at 10:00 a.m., Eastern Time.
Q:	What matters will I vote on at the special meeting?
A:	You will vote on the following proposals:
to approve the merger agreement; and

to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Q:	How does CPAC's board of directors recommend that I vote on the proposals?
A:	Our board of directors unanimously recommends that you vote:
"FOR" the proposal to approve the merger agreement; and

"FOR" the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion in accordance with our bylaws, if there are not sufficient votes at the special meeting to establish a quorum.

Q:	What vote of shareholders is required to approve the merger agreement?
A:

For us to complete the merger, shareholders holding at least two-thirds of the shares of our common stock outstanding at the close of business on the record date must vote "FOR" the approval of the merger agreement.

Q:	Can you change your vote?
A:

After you vote your shares by mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the shareholder of record, you should write to our Corporate Secretary at our principal offices, 2364 Leicester Road, P.O. Box 175, Leicester, New York 14481, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:	What happens if I do not return a proxy card?
A:

The failure to return your proxy card will have the same effect as voting against the merger but will have no effect on the adjournment proposal. PLEASE VOTE YOUR SHARES "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

Q:	If my broker holds my shares in "street name," will my broker vote my shares for me?
A:

Your broker will not be able to vote your shares without instructions from you. YOU SHOULD INSTRUCT YOUR BROKER TO VOTE YOUR SHARES, FOLLOWING THE PROCEDURE PROVIDED BY YOUR BROKER. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger (but will have no effect on the adjournment proposal).

Q:	When do you expect the merger to be completed?
A:

We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the first quarter of 2007. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See "The Merger Agreement - Conditions to the Merger" and "The Merger Agreement - Effective Time."

Q:	Should I send in my stock certificates now?
A:

No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange CPAC stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in "street name" by your broker, you will receive instructions from your broker as to how to effect the surrender of your "street name" shares and receive cash for those shares.
DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Am I entitled to appraisal rights?
A:

No. CPAC is incorporated in New York. Under New York law, because CPAC's shares are listed on the NASDAQ Global Market, CPAC shareholders do not have any right to a court determination of the fair value of their shares of common stock in connection with the merger.

Q:	Who can help answer my other questions?
A:

If you have more questions about the merger, you should contact Thomas J. Weldgen, our Vice President, Finance and Chief Financial Officer, at (585) 382-2342.

You may also contact our proxy solicitor:

Georgeson Shareholder Communications, Inc.

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers Call: 212-440-9800

All Others Call: 1-866-647-8865

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING INFORMATION

            This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings "Summary," "The Merger," "The Merger - Opinion of McDonald Investments, Inc." and in statements containing the words "believes," "plans," "expects," "anticipates," "intends," "estimates" or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

            In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

    the satisfaction of the conditions to consummate the merger, including the receipt of the required shareholder approval;
    the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;
    the failure of the merger to close for any other reason;
    the amount of the costs, fees, expenses and charges related to the merger;
    general economic and market conditions;
    the overall condition of the industries in which we operate;
    the effect of war, terrorism or catastrophic events; and
    the effect of disruptions to our business.

            Additional factors that may affect the future results of CPAC are set forth in our filings with the Securities and Exchange Commission, which are available at www.cpac.com.

THE PARTIES TO THE MERGER

CPAC, Inc.
2364 Leicester Road
P.O. Box 175

Leicester, New York 14481-0175
(585) 382-3223

            Established in 1969, CPAC, Inc. is a New York corporation that manages holdings in two industry segments: (i) the Fuller Brands segment, consisting of cleaning and personal care products, and (ii) the Imaging segment. The Fuller Brands segment develops, manufactures, and markets more than 2,700 branded and private label products for commercial cleaning, household cleaning, and personal care. Fuller Brands' three business units sell these chemicals and stick goods (mops, brushes, and brooms) across North America and internationally through distributors and service providers, direct selling representatives, catalogs, direct response television, private label arrangements, direct marketing partners, and the Internet. The Imaging segment manufactures, packages, and distributes branded and private label chemicals for color photographic, health care, and graphic arts markets, as well as associated imaging equipment and silver refining services. This segment also distributes photographic film, paper, single-use and reusable cameras, and batteries through distribution agreements. Its global sales force serves clients in more than one hundred countries through a worldwide distribution network.

Buckingham CPAC, Inc.
c/o Buckingham Capital Partners II, L.P.
950 Third Avenue, 19th Floor
New York, NY 10022

            Buckingham CPAC, Inc., which we refer to as "Buckingham," is a Delaware corporation that was formed for the purposes of entering into the merger agreement, completing the transactions contemplated by the merger agreement and serving as a holding company for the operations of CPAC after the merger. Buckingham CPAC, Inc. has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement. Buckingham was formed by Buckingham Capital Partners II, L.P., a private investment firm specializing in leveraged buyouts of US-based, lower middle market industrial and manufacturing companies.

Buckingham CPAC Acquisition Corp.
c/o Buckingham Capital Partners II, L.P.
950 Third Avenue, 19th Floor
New York, NY 10022

            Buckingham CPAC Acquisition Corp., which we refer to as MergerCo, is a New York corporation and a wholly-owned subsidiary of Buckingham formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

            This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held on                     ,                     , 2007, beginning at 10:00 a.m., Eastern Time, at our principal executive offices at 2364 Leicester Road, Leicester, New York 14481. The purpose of the special meeting is for our shareholders to consider and vote upon a proposal to approve the merger agreement and to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our shareholders on or about                     , 2007.

Record Date, Quorum and Voting Power

            The holders of record of CPAC's common stock at the close of business on                     , 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were 4,946,774 shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

            Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to shareholders for a vote at the special meeting.

            The holders of one-third of the shares of our common stock outstanding on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting; however, if holders of less than one-third of the shares of our common stock outstanding on the record date are represented at the special meeting, the shareholders present may adjourn the meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote; Abstentions; Broker Non-Votes

            For us to complete the merger, shareholders holding at least two-thirds of the shares of our common stock entitled to vote thereon must vote "FOR" the approval of the merger agreement. The proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement requires that more votes be cast in favor of the proposal than against it.

            In order for your shares of our common stock to be included in the vote, if you are a shareholder of record, you must vote your shares by returning the enclosed proxy or by voting in person at the special meeting.

            If your shares are held in "street name" by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes and abstentions will have the same effect as a vote against the approval of the merger agreement. Broker non-votes and abstentions have no effect on the proposal to authorize the proxy holders to vote to adjourn the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

Voting by Directors and Executive Officers

            As of                     , 2007, the record date, the directors and executive officers of CPAC held and are entitled to vote, in the aggregate,                      outstanding shares of our common stock, representing approximately                      percent (        %) of the outstanding shares of our common stock. The directors and executive officers have informed CPAC that they intend to vote all of their shares of our common stock "FOR" the approval of the merger agreement and "FOR" authorizing the proxy holders to adjourn or postpone, in their sole discretion, the special meeting to solicit additional proxies.

Proxies; Revocation

            If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted "FOR" the approval of the merger agreement and "FOR" the authorization of the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement. The proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting at the discretion of the proxy holders. The persons appointed in the proxies as proxy holder are officers or directors of CPAC. Our management is not aware that any other matters are to be presented for action at the meeting.

            You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (i) advise our Corporate Secretary in writing, (ii) deliver a new proxy, or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Expenses of Proxy Solicitation

            CPAC will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of CPAC may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, Georgeson Shareholder Communications, Inc. will provide solicitation services to us for a fee of approximately $7,500 plus out-of-pocket expenses. CPAC will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

            Once the special meeting has been called to order, the presiding chairman for the meeting may adjourn or postpone the special meeting without notice by an announcement at the meeting. Alternatively, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters. However, if persons named as proxies by you are asked to vote for one or more adjournments or postponements of the meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement, such persons will only have the authority to vote on such matter as instructed by you or your proxy, or, if no instructions are provided on your signed proxy card, they will only be able to vote in favor of such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow CPAC shareholders who have already sent in their proxies to revoke them at any time prior to their use. If another matter is presented at the adjournment or postponement which is properly presented at the special meeting or any such adjournment or postponement, the proxies will be voted FOR or AGAINST such other matters at the discretion of the proxy holders.

Shareholder List

            Prior to the special meeting, a complete list of our shareholders entitled to vote at the special meeting, or any adjournment thereof, will be available for inspection by any of our shareholders during normal business hours at our principal executive offices located at 2364 Leicester Road, Leicester, New York 14481. In addition, the same list will be available for examination by any of our shareholders at the special meeting.

THE MERGER

Background of the Merger

            During 2004, CPAC's board of directors and senior management team began engaging in specific discussions focused on strategies to enhance the Company's value to its shareholders in light of (1) the rapidly-changing disclosure environment for public companies, (2) CPAC's status as a small public company with scant research coverage and limited stock liquidity and (3) the challenges facing CPAC's business segments, particularly its Imaging segment. The board of directors recognized at this time that it would become increasingly difficult to justify the substantial costs associated with compliance with various provisions of the Sarbanes-Oxley Act and other rule-making initiatives affecting public companies. The board of directors acknowledged that, given CPAC's status as a small public company, the impact of those additional compliance and disclosure costs on CPAC would be particularly burdensome, and they would be amplified by the diverse nature of CPAC's two business segments and its global operations. Because of these factors, and following various strategic planning discussions, the board of directors engaged KeyBanc in 2004 to act as the Company's investment banker in connection with a potential sale of the Company's Imaging segment.

            In December 2004, the board of directors reviewed a presentation by KeyBanc regarding the sale of the Company's Imaging segment. At that time, KeyBanc had obtained signed confidentiality agreements with thirty potential buyers of the Imaging segment, and an offering memorandum regarding the proposed sale was in nearly final form.

            However, the board of directors decided to delay distributing the offering memorandum for the sale of the Imaging segment because CPAC was in discussions with a potentially significant new Imaging segment customer whose business, if won, might improve the prospects of the segment significantly. During this time, the board of directors received and rejected as being too low an unsolicited indication of interest that had been received, regarding a proposal to acquire the entire Company at a price of $6.50 per share, which was below the then current tangible book value of the Company.

            During early 2005, the board of directors continued its discussions regarding strategic alternatives and conferred with a consultant regarding various strategies that could be pursued in connection with an effort to continue its operations while eliminating the cost of being a public company. The board of directors continued to discuss the ongoing challenges faced by the Company, given its relatively small size, worldwide operations, and the unique circumstances faced by its two different segments. Negotiations with the potential new Imaging segment customer continued throughout the first half of 2005. At its meeting in April 2005, the board of directors talked about the continuing nature of those negotiations and the effect they were having on its efforts to market and sell the Imaging segment. The board of directors also began to discuss preliminary valuation ranges for the Company's Fuller Brands segment if it were to be sold in a separate transaction. In June 2005, the board of directors again met and discussed the status of the Company's continuing negotiations with the potential new Imaging segment customer, and the board of directors continued to consider other corporate developments in the context of its overall strategic decision-making regarding the Company and potential sale transactions. As a result, the board of directors decided to explore a sale of the entire company and created an ad hoc committee comprised of three board members to meet with investment bankers to gather more information about this strategic alternative.

            On August 12, 2005, Mr. Hendrickson, the Company's president and chief executive officer, reported that he and two of the Company's other directors, acting as an ad-hoc committee of the board of directors, had met with representatives of three different investment banking firms in an effort to select an investment banker that would provide strategic advice to the board of directors. The ad-hoc committee met again on August 22, 2005 and finalized a recommendation that the board of directors engage William Blair & Company, L.L.C. ("Blair"), to perform a strategic alternatives review. The board of directors also authorized the retention of a separate law firm to represent the independent directors and advise generally in matters related to potential conflicts of interests and fiduciary duties, in connection with the ongoing efforts to evaluate strategic alternatives on behalf of the Company and its shareholders.

            Subsequently, management submitted to Blair various operational, strategic and financial information. Blair's representatives reviewed and discussed this information with management, performed certain analyses and toured certain facilities of the Company.

            The board of directors met with representatives of Blair on October 18, 2005. At that meeting, Blair presented preliminary information that it had developed as part of its effort to assist the board of directors with its strategic planning. In particular, the board of directors discussed with representatives of Blair different potential strategic alternatives, the possibility of engaging in a transaction related to one or both of the Company's segments and the corresponding costs associated with operating as a public company, especially if only one segment remained.

            Blair made a more detailed presentation of strategic alternatives to the board of directors on November 17, 2005. At that meeting, the analysis presented by Blair included a review and discussion of the following:

    CPAC's historical and projected financial performance and ranges of valuation for the Company as a whole and for each of its two operating segments;
    an overview of the various strategic alternatives available to the Company, together with the discussion of various advantages, disadvantages, effect on shareholder value, financial implications and a subjective external assessment of each alternative;
      a sale of one of the Company's two operating segments;
      continued implementation of the Company's current strategic operating plan;
      the growth of the Company through partnering;
      implementation of a stock repurchase plan;
      the sale of a minority equity interest to a third party;
      the voluntary filing for deregistration with the Securities and Exchange Commission; and
      a sale of the entire Company;
    the effect on shareholder value of each of the various strategic alternatives presented by Blair; and

    recommendations to the board of directors regarding strategic alternatives.

The board of directors reviewed Blair's presentation, and discussed in detail its various recommendations and conclusions.

            The board of directors decided at its November 17, 2005 meeting that it would take action at its next meeting to decide whether it would move ahead with a particular strategic alternative and, if so, whether it would formally retain Blair or KeyBanc (which had previously been engaged by the Company to pursue a sale of the Imaging segment) to serve as the Company's investment banker.

            At its December 13, 2005 meeting, the board of directors continued its discussion of the strategic alternatives presented by Blair, and it adopted a recommendation that the Company set a deadline for finalizing its on-going negotiations with a new potential Imaging segment customer and, if those negotiations could not be finalized within a short period of time, pursue a strategy of selling the entire Company in a single transaction. The board of directors discussed specifically the possibility that one buyer of the entire company might not emerge, and that the Company might need to pursue secondary strategies of selling each of its two operating segments in separate transactions.

            The board of directors decided at the December 13, 2005 meeting to engage Blair to act as its investment banker in connection with its efforts to pursue the aforementioned strategies. In addition, the board of directors approved arrangements with KeyBanc under which KeyBanc would agree to a fixed fee for the issuance of a fairness opinion regarding a future transaction, in exchange for a waiver of any fee to which it might become entitled under its prior engagement with the Company. In deciding to retain KeyBanc to issue the fairness opinion, the board of directors took particular note of the benefits of retaining an investment bank to issue the fairness opinion separate from Blair. Blair had been retained to represent the Company, first to review strategic alternatives, and then to advise the board of directors in pursuing a specific transaction.

            In June 2006, with negotiations concerning the potential new Imaging segment customer still not finalized, Blair initiated a broad sales process on behalf of the Company. A total of 156 potential buyers were contacted by Blair. Of those, forty-four potential buyers (comprised of forty-one financial buyers and three strategic buyers) reviewed a confidential offering memorandum prepared by CPAC's management team and Blair and approved by the Company's board of directors. Between June and September 2006, Blair, acting on behalf of the board of directors, engaged in discussions with each of those forty-four parties. In September 2006, six of those parties submitted preliminary indications of interest. The parties comprised one potential strategic buyer and five potential financial buyers. The indications of interest represented enterprise values (i.e., combined equity and debt value) ranging from $27 million to $37 million. This range was well below the enterprise value of $46 million implied by the proposal ultimately submitted by Buckingham.

            During September and October 2006, CPAC hosted detailed management presentations for each of the six parties submitting preliminary indications of interest, and CPAC provided each of those parties with access to an electronic data room containing information regarding the Company and its operations. At the management presentations, updated financial information was shared and the projections for the Imaging segment were significantly modified to reflect improvements against both the current year budgets and forward projections that were originally provided. Detailed explanations and discussions of operating results and of significant new business developments in both segments were presented to each of the six potential buyers along with presentations of business development strategies. Detailed discussions and analyses of actual results in excess of budgets for the first six months of the fiscal year were also provided. At the direction of the board of directors, representatives of Blair also distributed a draft merger agreement to each party. For those of the six parties who expressed interest, CPAC management also conducted plant tours and responded to questions and other due diligence requests.

Negotiations with Buckingham

            On November 14, 2006, in response to bidding procedures submitted to all interested parties, Buckingham submitted a draft letter of intent to Blair. The Buckingham draft letter of intent reflected a proposed purchase price of $8.75 per share, but the proposed purchase price was based upon an assumption that CPAC at closing would have debt and cash balances in offsetting amounts and also implied that CPAC's transaction costs would be a reduction to the per share price that CPAC shareholders would receive.

            None of the other parties who submitted a preliminary indication of interest submitted a refined proposal to purchase CPAC as a whole business. During the diligence phase, one of the six parties who previously submitted an indication of interest expressed an interest in pursuing a potential purchase of the Imaging segment and another of those six parties had expressed an interest in pursuing a potential purchase of the Fuller Segment. After consulting with CPAC management, representatives of Blair sought to have these two parties submit a joint proposal. However, these parties indicated that their combined enterprise value would be well below the implied enterprise value of the Buckingham proposal and thus the joint proposal approach was abandoned.

            On November 15, 2006, Buckingham sent a draft of a merger agreement, reflecting its proposed changes to the form of merger agreement prepared by CPAC. Later that day, Blair forwarded the letter of intent and the draft merger agreement to the CPAC senior management team and legal counsel.

            On November 16, 2006, Blair held a telephone conference with the CPAC's senior management team to discuss the Buckingham bid, particularly the effect on the proposed per share purchase price of Buckingham's assumptions regarding debt and cash balances as well as transaction expenses.

            On November 17, 2006, a meeting of the board of directors was held by telephone to discuss the Buckingham proposal. During that meeting, Blair described the provisions of the proposal to the board of directors, and Blair further described its various discussions with Buckingham and with other potential acquirors. In particular, Blair analyzed the per share price of $8.75, and the effect of Buckingham's assumptions regarding debt and cash balances as well as transaction expenses, and the effect of these assumptions on the ultimate price that would be paid to the CPAC's shareholders if a transaction were consummated on the terms contemplated by the Buckingham proposal. In addition, Blair and the Company's legal counsel advised the board of directors of the following additional significant aspects of the Buckingham proposal:

    Buckingham's co-investors and debt financing sources, including a review of preliminary financing proposals from LaSalle Business Credit and Fifth Street Capital, as well as correspondence from Lincoln International, which was engaged by Buckingham to assist it with raising the necessary financing in connection with its offer;
    the ability of CPAC senior management team to invest through the purchase of common stock in Buckingham CPAC, on the same terms and on the same price as Buckingham, and the ability of CPAC senior management team to participate in a stock option plan following the closing;

    a forty-five-day exclusivity period following the execution of the letter of intent, during which CPAC, its officers, directors and agents would not solicit, initiate or engage in discussions regarding a sale transaction with a third party; and
    the generally non-binding nature of the letter of intent, as well as the limited binding provisions (namely the exclusivity and confidentiality provisions).

            The board of directors discussed the Buckingham proposal at length, including the consideration to be received by shareholders in the merger and concluded that it represented significant value for the common shareholders, particularly in view of the recent trading price for CPAC's common stock, as well as the historical volatility and limited liquidity of CPAC's common stock. The board also considered the high costs associated with CPAC remaining a public company, and the effect that those costs would have on its ability to generate strong financial results for the benefit of its shareholders. The board of directors weighed these costs against the purported benefits of being a public company, such as enhanced access to the capital markets, and concluded that for CPAC the costs of remaining as a public company outweighed the benefits. In its discussions, the board of directors thought it significant that the proposed Buckingham transaction was not subject to any financing contingency and that Buckingham's strong interest in the merger made it likely that the transaction would be completed in a timely fashion. Finally, the board of directors considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including:

  the risks and costs to CPAC if the merger did not close;
  the fact that following the merger CPAC would no longer be a public company and CPAC's current shareholders would not participate in any future earnings or growth of the Company and would not benefit from any later appreciation in value of the Company;
  the fact that CPAC's directors and executive officers might have interests in the transaction that would differ from, or be in addition to, those of CPAC's other shareholders;
  the restrictions on the conduct of CPAC's business prior to the completion of the merger;
  the restrictions on the declaration or payment of any dividends prior to completion of the merger; and
  the fact that any gains in an all cash transaction would be taxable to CPAC's shareholders for U.S. federal income tax purposes.

            At the conclusion of its discussions, the board of directors authorized Blair to engage in further discussions with Buckingham regarding its proposal and in particular to seek: (1) additional clarification regarding the proposed per share purchase price and the effect on the purchase price payable to shareholders after giving effect to Buckingham's assumption regarding debt and cash balances; (2) an agreement by Buckingham to pay the Company's costs associated with the completion of the merger, estimated to be approximately $3.5 million; and (3) a reduction in the exclusivity term to thirty days. The board of directors further authorized the Company's senior management team to execute the letter of intent on behalf of the Company, assuming a satisfactory resolution of the aforementioned points.

            Following the meeting of the board of directors on November 17, 2006, representatives of Blair and Buckingham engaged in several telephone discussions regarding the matters described above.

            Also on November 17, 2006, a seventh preliminary indication of interest was received. The purchase price in this new preliminary indication of interest was significantly less than Buckingham's proposed purchase price of $8.75 per share, and the new preliminary indication of interest also contained significant contingencies and a provision for a sixty-day exclusivity period. Because of the price disparity and other unfavorable characteristics, the board of directors chose not to pursue the new preliminary indication of interest.

            On November 20, 2006, Buckingham submitted a revised letter of intent with a per share purchase price of $8.65, which reflected the "net" amount payable to shareholders and provided that such amount was not subject to the assumption regarding offsetting debt and cash balances. Buckingham also proposed to pay, with no reduction to the per share price payable to the Company's shareholders, the Company's transaction costs and expenses, which were estimated to be approximately $3.5 million. Buckingham's letter of intent also reflected a reduction in the term of the exclusivity period to thirty days.

            On November 21 and 22, 2006, Buckingham and Blair discussed the revised letter of intent and Blair reported the results of these discussions to CPAC's senior management and legal counsel.

            On November 21, 2006, the party who submitted the seventh indication of interest submitted a letter of intent at the same price as its indication of interest. That party also advised Blair that it would be unwilling to increase that price substantially.

            On November 22, 2006, Buckingham, Buckingham's legal counsel, Blair and CPAC's legal counsel discussed and negotiated a number of provisions regarding the exclusivity provisions, and agreed to include provisions providing for a thirty-day exclusivity period and further references to the exclusivity provisions to be included in the eventual merger agreement, including a termination fee in the amount of $1.75 million to be included within the terms of the merger agreement and to be payable under certain circumstances. The parties executed the letter of intent on November 24, 2006.

            During late November and early December 2006, CPAC and Buckingham negotiated specific provisions of the merger agreement, and Buckingham continued its due diligence review of CPAC's business and operations. During that time, Buckingham continued to work with its proposed lenders to obtain financing commitment letters in advance of entering into the merger agreement. On December 11, 2006, CPAC's board of directors met and reviewed the then-current draft of the merger agreement in detail. At that meeting, CPAC's legal counsel and Blair provided updates on the status of negotiations regarding the terms of the merger agreement, and regarding Buckingham's efforts to obtain financing for the transaction. The board of directors also reviewed and discussed a proposed timeline for the transaction. At that meeting, which representatives of Blair and KeyBanc attended by teleconference, the board of directors discussed the terms of the merger at length, and it specifically discussed the merger consideration and the historic volatility and limited liquidity of CPAC's common stock. The board of directors questioned the Company's legal counsel and its other advisors regarding the open matters in the merger agreement and received updates regarding the status of Buckingham's efforts to obtain financing. The board of directors discussed and reiterated its reasons for entering into the letter of intent and pursuing the transaction with Buckingham and, at the conclusion of the meeting, authorized the Company's senior management team to proceed to finalize the terms of the merger agreement with Buckingham, subject to final review and approval by the board of directors.

            On December 15, 2006, Blair received from Buckingham an update on its efforts to obtain financing commitments for the transaction, which included an expectation that formal financing commitment letters would be issued by those lenders following internal review meetings to be held on December 20, 2006.

            On December 21, 2006, CPAC entered into an amendment to its existing shareholder rights agreement, or "poison pill," which had the effect of removing the proposed transactions with Buckingham from the scope and coverage of the shareholder rights agreement. Later that day, Buckingham forwarded to CPAC executed copies of financing commitment letters from LaSalle Bank and Fifth Street Capital regarding financing for the transactions contemplated by the merger agreement.

            CPAC's board of directors met by telephone conference on December 22, 2006. Prior to that meeting, each of the directors had received copies of the December 18, 2006 draft of the merger agreement, copies of a presentation to be made by KeyBanc regarding its delivery of a fairness opinion concerning the transaction, and copies of the executed financing commitment letters. At the outset of that meeting, CPAC's legal counsel discussed the merger agreement in detail with the board of directors, and the board of directors asked questions regarding its terms, in particular the terms related to exclusivity, conditions to closing and the Company's ability to terminate the merger agreement if the board of directors determined it was required to do so in the exercise of its fiduciary duty. Following that discussion, representatives of Blair discussed in detail the terms of Buckingham's financing commitment letters and highlighted for the board of directors the nature of the commitments, and the fact that formal loan agreements had not yet been executed. KeyBanc then presented its analysis regarding the issuance of a fairness opinion for the transaction. The board of directors engaged in an extended dialog regarding the sale process and the various levels of analysis conducted by KeyBanc. KeyBanc concluded its presentation by providing the board of directors its oral opinion that as of December 22, 2006, and based upon and subject to the assumptions, limitations and qualifications set forth therein and the other factors KeyBanc considers relevant, the merger consideration to be received by CPAC's shareholders pursuant to the merger agreement is fair, from a financial point of view, to CPAC's shareholders. The board of directors then proceeded to review, discuss and reaffirm its reasons for engaging in the transaction and entering into the merger agreement with Buckingham, as more fully described below. At the conclusion of that discussion, the board of directors unanimously adopted resolutions approving of the merger agreement, ratifying the amendment to CPAC's rights agreement to exclude the transactions contemplated by the merger agreement from its scope, and authorizing the Company's officers to execute and deliver the merger agreement. Later that afternoon, KeyBanc delivered its written fairness opinion to CPAC's board of directors and the merger agreement was signed by CPAC and by Buckingham.

            On December 26, the first business day after the merger agreement was executed, a press release announcing the transaction was issued.

Recommendation of CPAC's Board of Directors; Reasons for the Merger

            After careful consideration our board of directors has:

    unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement;
    unanimously declared that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CPAC and its shareholders; and

    unanimously recommended that CPAC's shareholders vote "FOR" the approval of the merger agreement.

            In the course of reaching its decision to approve the merger agreement, our board of directors consulted with CPAC's financial and legal advisors and considered the following material factors.

            The board believed that the consideration to be received by shareholders in the merger - $8.65 per share in cash - represented significant value for the common shareholders.

    The cash merger price of $8.65 per share represented premiums of approximately [10.2]% to the closing price on December 22, 2006, the last trading day before CPAC announced it had entered into the merger agreement, approximately [14.1]% to the average closing price of CPAC's common stock for the 30 trading days ending on December 22, 2006 and approximately [1.8]% to the highest closing price for CPAC's common stock during the 90-day period ending on December 22, 2006. The board believed these premiums represented a significant and attractive premium to CPAC's recent market price. The board took note that CPAC's shares had not closed above the $8.65 price since December, 1998.
    The board of directors believed that, absent the merger agreement, it might take a significant period of time for CPAC's stock price to increase to the level represented by the merger consideration and that, in order to achieve such a potential increase, CPAC would need to continue to grow internally and possibly undertake other strategic initiatives, the success of which would be subject to a number of uncertainties, including implementation risk.
    The board of directors noted that, although CPAC engaged in discussions with other potential buyers and received multiple preliminary indications of interest, no others submitted a formal proposal to acquire CPAC.

            The historical volatility and limited liquidity in CPAC's stock price is an important factor in weighing the $8.65 per share cash offer against the expected future value of CPAC's common stock.

    The all cash merger consideration allows CPAC's shareholders to immediately realize a fair value, in cash, for their investment and provides such shareholders certainty of value for their shares as compared to the risks of continuing to hold a historically volatile and relatively illiquid stock.

            The board considered the high costs associated with CPAC remaining a public company, and the effect that those costs would have on its ability to generate strong financial results for the benefit of its shareholders.

    The costs associated with CPAC being a public company have risen steadily, particularly following the enactment and implementation of the Sarbanes-Oxley Act of 2002. The board expects these costs to increase further in the future.
    The board believed that these growing costs would impair the Company's ability to generate strong financial results for its shareholders.

            The board thought it significant that the transaction was not subject to any financing contingency and that Buckingham's strong interest in the merger made it likely that the merger would be completed.

    The board reviewed the financial terms of the proposed acquisition by Buckingham with its financial advisors. The board believed that the financial strength of Buckingham's affiliated entities, the existence of commitment letters from third party lenders for the funds necessary to complete the merger, and the fact that the merger is not subject to a financing contingency, make the merger attractive when compared to a hypothetical alternative transaction that might be structured solely based on the financial position of CPAC.
    The board believed that Buckingham's strong expressed interest in the merger and the financial strength of its affiliated entities made it likely that the merger would be completed in a timely fashion.

            While the board believes Buckingham's merger proposal to be in the best interests of CPAC and its shareholders, the merger agreement provides an appropriate mechanism to permit the board to consider a superior proposal that may be made by third parties.

    The board took steps to assure that the merger agreement provided a mechanism for an unsolicited superior proposal to be considered if presented. Subject to compliance with the terms and conditions of the merger agreement, CPAC is permitted to terminate the merger agreement, prior to shareholder approval of the merger, in order to approve an alternative transaction proposed by a third party that the board determines is more favorable to CPAC shareholders than the merger, upon the payment to Buckingham of a $1.75 million termination fee (representing approximately four percent (4%) of the total equity value of the transaction) (see "The Merger Agreement - Termination of the Merger Agreement" and "The Merger Agreement - Fees and Expenses").

            The board's process in negotiating and approving the transaction took into account the opinion of its financial advisors as to the fairness, from a financial point of view, of the merger consideration, and the advice of its legal advisors on key contractual protections.

    The board reviewed the financial presentation of KeyBanc, including its opinion that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein and other factors that KeyBanc considers relevant, the merger consideration of $8.65 in cash per share to be received by holders of CPAC common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders (see "The Merger - Opinion of KeyBanc").
    The board took into account the efforts made by CPAC and its advisors to negotiate and execute a merger agreement containing terms favorable to CPAC and its shareholders.
    In addition to the provision of the merger agreement described above permitting CPAC to terminate the merger agreement, prior to shareholder approval of the merger, in order to approve an alternative transaction proposed by a third party that is more favorable to CPAC shareholders, upon the payment to Buckingham of a termination fee, the board considered the following provisions of the merger agreement and consequences of the merger, among others, as significant in its decision to approve the merger:

    The willingness of Buckingham to permit a group of CPAC employees to have the benefit of retention arrangements, which CPAC's board of directors believes is useful in support of a successful transaction closing (See "-Interests of CPAC's Directors and Executive Officers in the Merger - Employment and Retention Agreements");
    The likelihood that the proposed transaction would be consummated, in light of the fact that there are no unusual requirements or conditions to the merger and that Buckingham has obtained commitment letters for the necessary financing to consummate the merger expeditiously; and
    The lack of any post-closing indemnification obligations binding upon any shareholders of the Company.

            Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

    The risks and costs to CPAC if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential termination fee to be paid to Buckingham by CPAC, and the potential effect on business and customer relationships;
    The fact that following the merger CPAC will no longer be a publicly traded company and CPAC's current shareholders will not participate in any future earnings or growth of CPAC and will not benefit from any appreciation in value of CPAC;
    The fact that CPAC's directors and executive officers may have interests in the transaction that are different from, or in addition to, those of CPAC's other shareholders (see " - Interests of CPAC's Directors and Executive Officers in the Merger");
    The restrictions on the conduct of CPAC's business prior to the completion of the merger, requiring CPAC to conduct its business only in the ordinary course, subject to specific limitations, which could delay or prevent CPAC from undertaking business opportunities that may arise pending completion of the merger;
    The restrictions on the declaration or payment of any dividends prior to completion of the merger, which will require CPAC to forego declaring or paying a quarterly dividend (as it has done in the past) if the merger has not been completed prior to the date on which the dividend would otherwise be declared or paid in the ordinary course; and
    The fact that any gains in an all cash transaction would be taxable to CPAC's shareholders for U.S. federal income tax purposes.

            The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth a summary of the material factors considered by our board of directors in its consideration of the merger. After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by our board of directors, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors unanimously adopted and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of KeyBanc

            KeyBanc was asked by CPAC's board of directors to render an opinion to CPAC's board of directors as to the fairness, from a financial point of view, to CPAC's stockholders of the consideration to be received by the stockholders of CPAC in connection with the merger. On December 22, 2006, KeyBanc delivered to CPAC's board of directors its oral opinion, subsequently confirmed in writing on that date, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters KeyBanc considers relevant, the consideration to be received by the stockholders of CPAC pursuant to the merger agreement is fair, from a financial point of view, to the stockholders of CPAC.

            The full text of the written opinion of KeyBanc is attached to this Proxy Statement as Annex B and incorporated into this Proxy Statement by reference. We urge you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at that opinion.

            KeyBanc was retained to serve as an advisor to CPAC's board of directors and not as an advisor to or agent of any stockholder of CPAC. KeyBanc's opinion was prepared for confidential use by CPAC's board of directors and is directed only to the fairness, from a financial point of view, as of the date of the opinion, of the consideration to be received by CPAC's stockholders in the merger and does not address CPAC's underlying business decision to enter into the merger agreement or any other terms of the merger or the merger agreement. KeyBanc's opinion does not constitute a recommendation to any CPAC stockholder as to how such stockholder should vote at any stockholders' meeting held in connection with the merger.

            The merger consideration was determined in negotiations between CPAC and Buckingham, in which KeyBanc did not advise CPAC's board of directors. KeyBanc did not recommend the merger consideration. No restrictions or limitations were imposed by CPAC's board of directors on KeyBanc with respect to the investigations made or the procedures followed by KeyBanc in rendering its opinion.

            In rendering its opinion, KeyBanc reviewed, among other things:

    a draft of the merger agreement, dated December 18, 2006;
    certain publicly available information concerning CPAC, including CPAC's Annual Reports on Form 10-K for each of the years in the three year period ended March 31, 2006, and CPAC's Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006 and June 30, 2006;
    certain other internal information, primarily financial in nature, including projections for the fiscal years ending March 31, 2007 and 2008, concerning the business and operations of CPAC furnished to KeyBanc by CPAC's management;
    certain publicly available information concerning the trading of, and the trading market for, CPAC's shares;

    certain publicly available information concerning Buckingham, its affiliated entities and its financing sources;
    certain publicly available information with respect to other publicly traded companies that KeyBanc believed to be comparable to CPAC and the trading markets for certain of such other companies' securities; and
    certain publicly available information concerning the nature and terms of certain other transactions that KeyBanc considered relevant to its inquiry.

            KeyBanc also had conversations with certain officers and employees of CPAC to discuss the business and prospects of CPAC, as well as other matters KeyBanc believed were relevant, and considered such other data and information that KeyBanc judged necessary to render its opinion.

            You should note that in rendering its opinion, KeyBanc assumed the accuracy of and relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise reviewed by or discussed with KeyBanc or publicly available. KeyBanc also assumed the accuracy of and relied upon the representations and warranties of CPAC, Buckingham and MergerCo contained in the merger agreement. KeyBanc was not engaged to, and did not independently attempt to, verify any of that information. KeyBanc also relied upon the management of CPAC as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases for those projections) provided to it, and assumed, with the consent of CPAC's board of directors, that those projections were reasonably prepared and reflect the best currently available estimates and judgments of CPAC. KeyBanc was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expressed no view on those matters. KeyBanc did not conduct a physical inspection or appraisal of any of the assets, properties or facilities of CPAC, nor was it furnished with any evaluation or appraisal. KeyBanc also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without a material adverse effect on CPAC or the merger.

            KeyBanc was not asked to, nor did it render, any opinion as to the material terms of the merger agreement or the form of the merger transaction. KeyBanc, with the consent of CPAC's board of directors, assumed that the final executed form of the merger agreement would not differ in any material respect from the draft that KeyBanc examined in rendering its opinion, and that the conditions to the merger as set forth in the merger agreement would be satisfied and that the merger would be completed on a timely basis in the manner contemplated by the merger agreement. KeyBanc did not solicit, nor was it asked to solicit, third party interest in a transaction involving CPAC.

            KeyBanc's opinion is based on economic and market conditions and other circumstances existing on, and information made available, as of the date of its opinion and does not address any matters after such date. Although subsequent developments may affect its opinion, KeyBanc does not have the obligation to update, revise or reaffirm its opinion.

            The following is a brief summary of the analyses performed by KeyBanc in connection with its opinion. This summary is not intended to be an exhaustive description of the analyses performed by KeyBanc but includes all material factors considered by KeyBanc in rendering its opinion. KeyBanc drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its qualitative assessment of the merger consideration.

            Each analysis performed by KeyBanc is a common methodology utilized in determining valuations. Although other valuation techniques may exist, KeyBanc believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for KeyBanc to arrive at its opinion.

Historical Stock Trading Analysis

            KeyBanc reviewed the performance of CPAC's shares based on a historical analysis of closing prices and trading volumes for the one year and three year periods ended December 19, 2006. KeyBanc noted that CPAC's shares never closed above the merger consideration of $8.65 per Share in either of those periods.

            KeyBanc also noted that the merger consideration of $8.65 per Share represents premiums of 14.1%, 16.0%, 31.3%, 58.1% and 61.7%, respectively, to CPAC's 30 day, three month, six month, one year and three year weighted average share prices based on the December 19, 2006 closing price of CPAC's common stock.

Precedent Transaction Analysis

            KeyBanc reviewed certain publicly available financial data and purchase prices paid in 13 other comparable merger and acquisition transactions. KeyBanc selected these transactions based on the recent period in which they were completed and the similarity between CPAC's and the involved companies' products, end markets and distribution channels. CPAC's business model is unique in the sense that it divides operations between a cleaning segment and an imaging segment, and the companies involved in the precedent transactions primarily conduct operations in only one of these industries. Consequently, KeyBanc selected seven comparable transactions in the cleaning industry and six comparable transactions in the imaging industry.

Comparable Transactions - Cleaning Segment

Month and Year of Announcement	Target	Acquiror
April 2001	Global Household Brands	WD-40 Co.
May 2001	USA Detergents, Inc.	Church & Dwight Co. Inc.
June 2002	DiverseyLever	Johnson Wax Professional
June 2002	Heartland Corporation	WD-40 Co.
November 2004	Playtex Products - Woolite Rug	Bissell Homecare Inc.
July 2006	American Sanitary Incorporated	Interline Brands Inc.
August 2006	Orange Glo International	Church & Dwight Co. Inc.

Comparable Transactions - Imaging Segment

Month and Year of Announcement	Target	Acquiror
January 2003	Air Product & Chem. - Graphic Arts	UCB SA
January 2003	Konica Corp.	Minolta Co. Ltd.
August 2004	AgfaPhoto GmbH	NannO Beteiligungsholding
January 2005	Polaroid Holding Co.	Petters Consumer Brands, LLC
January 2005	Polychrome Graphics	Eastman Kodak Co.
January 2005	Sericol International Limited	Fuji Photo Film Co. Ltd.

            For each transaction in each segment, KeyBanc initially calculated the ratios of the total enterprise value of the transaction (based on the acquisition price) to (1), to the extent available, the target company's revenue for the latest twelve month period ("LTM") ended on the last day of the period covered by the target company's Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction, and (2), to the extent available, the target company's earnings before interest, taxes, depreciation and amortization, or EBITDA, for the LTM ended on the last day of the period covered by the target company's Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction.. In calculating such ratios, KeyBanc calculated the total enterprise value of the transaction as the market value of the relevant target company's equity securities plus its indebtedness and minority interests less its cash and cash equivalents.

            KeyBanc then used these ratios to determine the average and median revenue and EBITDA multiples for the selected precedent transactions in the cleaning segment and, separately, in the imaging segment.

            KeyBanc next allocated CPAC's estimated LTM EBITDA of $5.8 million to its cleaning segment ($2.6 million) and its imaging segment ($3.2 million) pro rata based on fiscal year 2006 segment estimated EBITDA and management's projected fiscal year 2007 segment EBITDA. KeyBanc then (1) multiplied such cleaning segment estimated LTM EBITDA by the median multiple of enterprise value to EBITDA observed in the precedent cleaning segment transactions (8.6x) to determine the implied enterprise value of the CPAC cleaning segment ($22.8 million) and (2) multiplied such imaging segment estimated LTM EBITDA by the median multiple of enterprise value to EBITDA observed in the precedent imaging segment transactions (6.3x) to determine the implied enterprise value of the CPAC imaging segment ($20.1 million). KeyBanc then summed such implied segment enterprise values to determine CPAC's aggregate enterprise value ($42.9 million) based on the precedent transactions and divided such enterprise value by CPAC's estimated aggregate LTM EBITDA ($5.8 million) to determine CPAC's implied EBITDA multiple based on the precedent transactions (7.4x).

            Finally, KeyBanc estimated a range around CPAC's implied EBITDA multiple (6.9x - 7.9x), calculated a price per share range based on such estimate ($7.62 - $8.77), and compared such price range per share to the $8.65 merger price. The following table sets forth KeyBanc's analysis:

Precedent Transactions	Comparable Transaction Median EBITDA Multiple	CPAC Segment EBITDA	CPAC Implied Enterprise Value
Cleaning Segment - LTM	8.6x	$2.6M	$22.8M
Imaging Segment - LTM	6.3x	$3.2M	$20.1M
Aggregate - LTM		$5.8M	$42.9M

            No transaction utilized in the precedent transaction analysis is identical to the Merger. In evaluating the transactions, KeyBanc made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of either CPAC or Buckingham and MergerCo. Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Comparable Public Company Analysis

            KeyBanc reviewed and compared publicly available selected financial data and stock trading prices for nine publicly traded companies chosen by KeyBanc that were deemed to be comparable to CPAC, five of which are in the cleaning segment and four of which are in the imaging segment. KeyBanc selected these comparable companies based on their similarity to CPAC with respect to products, end markets and distribution channels. CPAC's business model divided into a cleaning segment and an imaging segment is unique and the selected companies only conduct operations in one of the two industries. The comparable companies chosen by KeyBanc included:

Cleaning Segment:
Clorox Co.	Church & Dwight Co. Inc.
Ecolab Inc.	Reckitt Benckiser plc
WD-40 Co.
Imaging Segment:
Eastman Kodak Co.	Konica Minolta Holdings Inc.
Fuji Photo Film Co. Ltd.	Agfa-Gevaert NV

            For each of these comparable companies, KeyBanc initially calculated the applicable company's ratios of the total enterprise value as of December 19, 2006 to (1) that company's revenue for the LTM ended on the last day of the period covered by its most recently filed Form 10-K or Form 10-Q, as applicable, (2) that company's EBITDA for the LTM ended on the last day of the period covered by its most recently filed Form 10-K or Form 10-Q, as applicable, (3) that company's estimated revenue for the current and next fiscal years and (4) that company's estimated EBITDA for the current and next fiscal years.

            KeyBanc also calculated the ratios of the common stock share price of each comparable company as of December 19, 2006 to consensus analyst estimated earnings per share for the current and next fiscal years. Revenue, EBITDA and earnings per share projections for the comparable companies were based on publicly available median consensus research analyst estimates.

            KeyBanc used these comparable company ratios to determine the average and median multiples of enterprise value in each of the two industry segments. KeyBanc applied risk adjusted multiples to each due to CPAC's unique product mix, the uncertain growth outlook for CPAC's imaging segment associated with the overall decline in the U.S. traditional film imaging industry, and CPAC's relatively small market capitalization, revenue and EBITDA in comparison to its publicly traded competitors, including comparable companies selected by KeyBanc.

            KeyBanc allocated CPAC's estimated LTM EBITDA of $5.8 million to its cleaning segment ($2.6 million) and its imaging segment ($3.2 million) pro rata based on fiscal year 2006 segment EBITDA and management's projected fiscal year 2007 segment EBITDA. KeyBanc also utilized CPAC management's estimate for current year EBITDA for its cleaning segment of $3.0 million and for its imaging segment of $3.8 million.

            KeyBanc determined the implied enterprise value of the CPAC cleaning segment by (a) multiplying its estimated LTM EBITDA ($2.6 million) by the median risk-adjusted multiple of enterprise value to EBITDA for comparable cleaning segment companies (9.6x) to determine the implied enterprise value based on LTM EBITDA ($25.3 million) and (b) multiplying its estimated current year EBITDA ($3.0 million) by the median risk-adjusted multiple of enterprise value to EBITDA for comparable cleaning segment companies (9.7x) to determine the implied enterprise value based on estimated current year EBITDA ($29.2 million). KeyBanc then averaged such implied enterprise values to determine the cleaning segment's average implied enterprise value of $27.2 million based on estimated LTM and estimated current year EBITDA.

            KeyBanc determined the implied enterprise value of the CPAC imaging segment by (a) multiplying its estimated LTM EBITDA ($3.2 million) by the median risk-adjusted multiple for comparable imaging segment companies (5.2x) to determine the implied enterprise value of the CPAC imaging segment based on LTM EBITDA ($16.7 million) and (b) multiplying its estimated current year EBITDA ($3.8 million) by the median risk-adjusted multiple for comparable imaging segment companies (5.7x) to determine the implied enterprise value based on estimated current year EBITDA ($22.0 million). KeyBanc then averaged such implied enterprise values to determine the imaging segment's average implied enterprise value of $19.3 million.

            KeyBanc then summed the two segments' average implied enterprise values to determine CPAC's aggregate implied enterprise value ($46.6 million) based on the comparable company multiples, and divided such aggregate implied enterprise value by CPAC's estimated aggregate LTM EBITDA ($5.8 million) to determine CPAC's implied EBITDA multiple (8.0x).

            Finally, KeyBanc estimated a range around CPAC's implied EBITDA multiple (7.5x - 8.5x), calculated a price per share range based on such estimate ($8.35 - $9.50), and compared such price range per share to the $8.65 merger price. The following table sets forth KeyBanc's analysis:

Comparable Companies	Comparable Transaction Median EBITDA Multiple	CPAC Segment EBITDA	CPAC Implied Enterprise Value
Cleaning Segment - LTM	9.6x	$2.6M	$25.3M
Cleaning Segment - Current FY	9.7x	$3.0M	$29.2M
Average			$27.2M
Imaging Segment - LTM	5.2x	$3.2M	$16.7M
Imaging Segment - Current FY	5.7x	$3.8M	$22.0M
Average			$19.3M
Aggregate of Averages			$46.6M

            No company utilized in the comparable public company analysis is identical to CPAC. KeyBanc made judgments and assumptions with regard to industry performance, general business, economic,

market and financial conditions and other matters, many of which are beyond the control of either CPAC or Buckingham and MergerCo. Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Premiums Paid Analysis

            Using publicly available information, KeyBanc reviewed 25 public merger and acquisition transactions announced in 2006, with enterprise values from $25 million to $100 million. KeyBanc deemed these transactions to be comparable in whole or in part to the merger. These transactions were not limited to acquisitions of imaging and cleaning product companies, but excluded all banking and insurance transactions.

            For each of the target companies involved in the 25 public merger and acquisition transactions, KeyBanc examined the closing stock price one day, five days and thirty days prior to announcement, and the highest closing price during the 52 weeks prior to announcement of the relevant transaction in order to calculate the premium paid by the acquiror over the target's closing stock price at those points in time. KeyBanc then determined the mean, median, minimum and maximum premiums observed for each of the examined time periods.

            KeyBanc then compared those premiums to the price per share at those points in time relative to the announcement of the merger compared to the $8.65 merger consideration. The results of this transaction premium analysis are set forth in the table below.

	Implied Premium
	52-Week High Closing	1 Day	5 Day	30 Day
Mean	(10.1)%	29.0%	29.7%	28.4%
Median	(10.7)%	26.7%	29.8%	25.9%
Merger at $8.65 per Share	1.8%	8.1%	12.2%	1.8%
CPAC Prices as of 12/19/06	$8.50	$8.00	$7.71	$8.50
Implied Price Using Median	$7.59 (low)	$10.13	$10.01	$10.70 (high)

Discounted Cash Flow and Leveraged Buyout Analysis

            KeyBanc did not perform a discounted cash flow analysis or a leveraged buyout analysis for CPAC because CPAC's management informed KeyBanc that due to the uncertain growth prospects of its imaging segment associated with the overall decline in the U.S. traditional film imaging industry and the inherent unreliability of prospective results, they had not prepared projections beyond fiscal year 2008.

Conclusion

            The summary set forth above describes the principal analyses performed by KeyBanc in connection with its opinion delivered to CPAC's board of directors on December 22, 2006. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description. Each of the analyses conducted by KeyBanc was carried out in order to provide a different perspective on the merger and add to the total mix of information available. KeyBanc did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, KeyBanc considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole. Except as indicated above, KeyBanc did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination. Accordingly, notwithstanding the separate factors summarized above, KeyBanc believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, KeyBanc made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by KeyBanc are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Miscellaneous

            Pursuant to the terms of an engagement letter dated January 20, 2006, CPAC's board of directors agreed to cause CPAC to pay KeyBanc a fee for rendering its opinion to CPAC's board of directors that is customary in transactions of this nature. The Board also agreed to cause CPAC to reimburse KeyBanc for its reasonable out-of-pocket expenses under certain circumstances, and to indemnify KeyBanc and related persons against liabilities in connection with its engagement. The terms of the fee arrangement with KeyBanc were negotiated at arm's-length between CPAC's board of directors and KeyBanc.

            KeyBanc has, in the past, provided investment-banking services to CPAC. In particular, in 2004 and 2005 KeyBanc served as advisor for CPAC's proposed sale of its Imaging segment. In the ordinary course of business, KeyBanc may actively trade the securities of CPAC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Operations of CPAC Following the Merger

            If the merger agreement is approved by CPAC's shareholders and the other conditions to the closing of the merger are either satisfied or waived, MergerCo will be merged with and into CPAC, with CPAC being the surviving corporation. Following the merger, CPAC will be a wholly-owned subsidiary of Buckingham. If the merger is completed, CPAC's shareholders will have no ongoing ownership interest in the continuing business of CPAC.

Interests of CPAC's Directors and Executive Officers in the Merger

            In considering the recommendation of CPAC's board of directors, CPAC's shareholders should be aware that CPAC's executive officers and members of its board of directors may have interests in the transaction that are different from, and/or may be in addition to, the interests of CPAC shareholders generally. These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

    Unvested stock options for CPAC common stock held by our directors and executive officers will become immediately exercisable and all outstanding options (including previously unvested options) will be cancelled at the effective time of the merger in exchange for payments under the merger agreement;
    Certain of our executive officers are entitled to receive cash bonus payments if the merger is completed successfully;
    Certain of our executive officers are entitled to receive severance payments under certain circumstances following the merger;
    The completion of the merger will cause an acceleration of the payment of certain non-qualified deferred compensation to CPAC's President and CEO, Thomas N. Hendrickson, pursuant to pre-existing arrangements between Mr. Hendrickson and CPAC;
    The completion of the merger will cause an acceleration of the payment of certain non-qualified deferred compensation to certain of our executive officers pursuant to the terms of a pre-existing nonqualified deferred compensation plan;
    Robert Oppenheimer, a member of our board of directors, is a partner with the law firm of Chamberlain D'Amanda Oppenheimer & Greenfield, which will receive legal fees in connection with the merger and related matters;
    If the merger is completed, Buckingham has indicated that a new employee stock option plan may be adopted for the Company in which our executive officers could participate;
    Certain of our executive officers have had preliminary, non-binding discussions with Buckingham about the possibility of them investing in Buckingham, on the same terms as Buckingham's other investors, if the merger is completed; and
    The merger agreement provides for indemnification for our directors and executive officers with respect to any claims or liabilities arising out of their positions with CPAC prior to the merger and for the maintenance of directors' and officers' liability insurance covering directors and executive officers of CPAC for a period of six years following the merger.

            CPAC's board of directors was aware of these different and/or additional interests and considered them, among other matters, in the board's evaluation and negotiation of the merger agreement and concluded that, in light of the terms of the merger, the interests of CPAC shareholders and the fact that the arrangements giving rise to these interests were reasonable, the merger agreement and the merger are in the best interest of CPAC shareholders.

CPAC Stock Options

            As of the record date, there were 403,000 shares of CPAC common stock subject to options granted to our directors and executive officers. The merger agreement provides for the execution prior to the closing of the merger of Option Cancellation Agreements under which all outstanding options for CPAC common stock (including those held by our executive officers and directors) will vest and that all options (including previously unvested options) will be cancelled in consideration of a payment, on a per option share basis, equal to the excess, if any, of the $8.65 per share merger consideration over the exercise price payable in respect of the common stock issuable under such option. Option holders who hold any options with exercise prices above the $8.65 per share merger consideration will receive total payments of $100 per option holder as consideration for the cancellation of their options.

            The following table sets forth, as of                     , 2007, the record date for the special meeting, for each of CPAC's directors and each person who was an executive officer of CPAC since January 1, 2006: (i) the number of shares of common stock underlying currently exercisable options, (ii) the number of shares of common stock underlying options that will become immediately exercisable as a result of the merger, including options which are not currently exercisable as of the record date but which will be exercised as a result of the merger because of change-of-control provisions in the arrangements governing the options that will be triggered by the merger and thereby accelerate the exercisability of the options, and (iii) the total consideration that such persons will receive in respect of their vested and unvested options as a result of the merger and the Option Cancellation Agreements.

	Number of shares underlying currently exercisable options	Number of shares underlying options that will become immediately exercisable as a result of the merger	Total consideration in respect of options (1)
Directors:
Thomas N. Hendrickson (2) President, Chief Executive Officer and Director	139,500	75,000	$149,155
Thomas J. Weldgen (3) Vice President, Finance, Chief Financial Officer and Director	80,500	60,500	$149,163
Robert Oppenheimer (4) Director	27,000	24,000	$55,515
Jerold L. Zimmerman (5) Director	33,000	36,000	$81,315
Stephen J. Carl (6) Director	24,000	27,000	$87,030
José J. Coronas (7) Director	21,000	24,000	$67,890
William M. Carpenter (8) Director	18,000	21,000	$73,440
Executive Officers:
Wendy F. Clay, (9) Vice President, Administration	21,000	13,000	$23,373
James W. Pembroke (10) Chief Accounting Officer	39,000	28,000	$64,578
All Directors and Executive Officers as a group (nine persons)	403,000	308,500	$751,459

(1)

Reflects the value of "in-the-money" options for which the $8.65 per share merger consideration exceeds the per share exercise price of the option; however, it does not reflect the deduction of applicable withholding taxes.

(2)

Includes 34,500 options granted on August 6, 1997, 30,000 options granted on June 26, 1998, 25,000 options granted on April 6, 1999, and 50,000 options granted on August 8, 2001, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan

(3)

Includes 8,000 options granted on June 24, 1997, 10,000 options granted on April 15, 1998, 7,000 options granted on June 26, 1998, 8,000 options granted on August 10, 1999, 7,500 options granted on June 7, 2000, 25,000 options granted on June 6, 2001, and 15,000 options granted on June 4, 2003, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan.

(4)

Includes 3,000 options granted on August 8, 1997, 3,000 options granted on August 7, 1998, 3,000 options granted on August 13, 1999, 3,000 options granted on August 11, 2000, 3,000 options granted on August 10, 2001, 3,000 options granted on August 9, 2002, 3,000 options granted on August 15, 2003, and 3,000 options granted on August 13, 2004, 2,000 options granted on August 19, 2005 and 1,000 options granted on August 18, 2006 all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(5)

Includes 15,000 options granted on April 4, 2000, 3,000 options granted on August 11, 2000, 3,000 options granted on August 10, 2001, 3,000 options granted on August 9, 2002, 3,000 options granted on August 15, 2003, 3,000 options granted on August 13, 2004, 2,000 options granted on August 19, 2005 and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(6)

Includes 15,000 options granted on April 16, 2003, 3,000 options granted on August 15, 2003, 3,000 options granted on August 13, 2004, 2000 options granted on August 19, 2005 and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(7)

Includes 15,000 options granted on September 29, 2003, 3,000 options granted on August 13, 2004, 2000 options granted on August 19, 2005 and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(8)

Includes 15,000 options granted on April 16, 2005, 2,000 options granted on August 19, 2005 and 1,000 option granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(9)

Includes 3,000 options granted on June 24, 1997, 5,000 options granted on April 15, 1998, 5,000 options granted on August 10, 1999 and 8,000 options granted on June 6, 2001, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan.

(10)

Includes 4,000 options granted on June 24, 1997, 7,000 options granted on June 26, 1998, 5,000 options granted on August 10, 1999, 3,000 options granted on June 7, 2000, 8,000 options granted on June 6, 2001, 5,000 options granted on June 4, 2003, and 7,000 options granted October 7, 2003, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan.

Sale Bonuses for Executive Officers

            In January 2006, the compensation committee of the board of directors recommended that the board of directors adopt a cash bonus program for certain key employees of the Company to motivate such employees to strive to obtain as high a purchase price as possible in the event that the Company were to be sold. At that time, the board of directors was actively engaged in a process that could result in the sale of the Company, as discussed in greater detail above under the heading "The Merger - Background of the Merger."

            Under the sale bonus program adopted by the board of directors, ten employees were named as participants, including Mr. Hendrickson, Mr. Weldgen, Ms. Clay and Mr. Pembroke. Each named employee was eligible to receive a bonus in an amount equal to a certain percentage of that employee's base salary. The percentage ranged from a low of ten percent to a high of seventy-five percent, with the exact percentage depending on the amount of the aggregate purchase price, less investment banking fees.

            If the merger is completed, pursuant to the sale bonus program Mr. Hendrickson will receive $326,063, Mr. Weldgen will receive $168,750, Ms. Clay will receive $127,095 and Mr. Pembroke will receive $120,239.

Severance Benefits for Executive Officers

            Mr. Hendrickson. Mr. Hendrickson has a pre-existing employment agreement with the Company that contains severance arrangements. Pursuant to those severance arrangements, subject to certain limitations, if Mr. Hendrickson's employment with the Company is terminated for any reason, then the Company shall provide Mr. Hendrickson with the following benefits: (1) the continued payment of his salary for the then remaining term of his employment agreement, which could be a period of up to twelve months; (2) the payment of a bonus in an amount equal to the highest annual bonus that Mr. Hendrickson received during the three fiscal years of the Company immediately preceding the termination of his employment; and (3) non-qualified Company stock options at a price and for a term equal to the qualified Company options, if any, that Mr. Hendrickson holds on the date his employment is terminated.

            At this time, it cannot be ascertained whether Mr. Hendrickson would receive the aforementioned severance benefits following the closing of the merger because Mr. Hendrickson has not received notice that his employment with the Company will be terminated following the merger.

            Mr. Weldgen. Mr. Weldgen has a pre-existing severance arrangement with the Company. Pursuant to that arrangement, subject to certain limitations, if the Company experiences a change-in-control and Mr. Weldgen's employment with the Company is subsequently terminated, then the Company shall provide Mr. Weldgen with the following benefits: (1) a single lump-sum severance payment in an amount equal to (a) one-twelfth of the number of months that Mr. Weldgen has been employed by the Company multiplied by (b) one-twelfth of the sum of the amount of Mr. Weldgen's then current base salary and the amount of his then current target bonus; (2) the continuation, for a period equal to one-twelfth of the number of months that Mr. Weldgen has been employed by the Company, of the health insurance, life insurance and other similar benefits Mr. Weldgen received from the Company; (3) the acceleration of the vesting of Company stock options previously awarded to Mr. Weldgen; (4) the continuation for two years of any arrangements Mr. Weldgen had been receiving for financial counseling and the provision of a company-provided car; and (5) the payment of reasonable outplacement services.

            The merger transaction would constitute a change-in-control for purposes of Mr. Weldgen's severance arrangement. However, at this time, it cannot be ascertained whether Mr. Weldgen would receive the aforementioned severance benefits following the closing of the merger because Mr. Weldgen has not received notice that his employment with the Company will be terminated following the merger.

            Other Executive Officers. In January 2006, the compensation committee of the board of directors recommended that the board of directors adopt a severance benefit program for certain key employees of the Company to encourage such employees to remain with the Company during the pendency of any sale of the Company and to offer an incentive for such employees to promote and endorse any such sale. At that time, the board of directors was actively engaged in a process that could result in the sale of the Company, as discussed in greater detail above under the heading "The Merger - Background of the Merger."

            Fourteen employees were named by the board of directors as participants in the Company's severance benefit program, including, Ms. Clay and Mr. Pembroke. Mr. Hendrickson and Mr. Weldgen were not named as participants in this program because of the pre-existing severance arrangements in their agreements with the Company, as discussed above. Each named employee was eligible to receive a severance benefit in an amount equal to six months salary. The benefit would be paid in six equal monthly payments, commencing once their employment with the Company terminated. The severance benefit would be paid to an employee only if (1) the employee was not offered a comparable position and salary and (2) was not retained in such position for at least six months following the sale of the Company. No severance benefit would be paid if an employee resigned voluntarily or refused to accept a comparable position and salary with the Company following the sale.

            The merger transaction would constitute a change-in-control for purposes of Company's severance benefit program. However, at this time, it cannot be ascertained whether any of the fourteen participants in the program would receive the aforementioned severance benefits following the closing of the merger because none of them has received notice that his or her employment with the Company will be terminated following the merger.

Acceleration of Non-Qualified Deferred Compensation for Mr. Hendrickson

            On October 13, 1992, CPAC entered into a deferred compensation arrangement with Mr. Hendrickson and contributed $250,000 to a trust in order to provide itself with a source of funds to meet its obligations thereunder. Subsequently, Mr. Hendrickson has elected to make significant annual deferrals under this deferred compensation arrangement, and a portion of annual deferrals has been used to continue funding a $325,000 variable, universal life insurance policy on the life of Mr. Hendrickson with the trust as the beneficiary thereof. The arrangement calls for the payment of the principal amount contributed to the trust, plus earnings thereon, in ten annual payments of principal and earnings, to Mr. Hendrickson or his beneficiaries upon his retirement, his separation from service due to total disability or his death.

            The arrangement provides that in the event of a change in control of the company, one lump-sum payment of the entire amount in trust is to be made within seven days of the change of control. The arrangement further provides that Mr. Hendrickson will receive a payment, in addition to his lump sum, so that the combined lump sum and additional payment after federal and applicable state income tax have a present value, using a discount rate of the prime rate of interest plus 2%, equal to the after-tax present value of a ten-year installment payout of the value of the arrangement.

            If the merger is completed, it will constitute a "change in control" for purposes of the deferred compensation arrangement with Mr. Hendrickson. Accordingly, Mr. Hendrickson will be entitled to receive the entire amount in the trust in one lump-sum payment within seven days of the closing of the merger. In addition, Mr. Hendrickson will be entitled to receive the additional "tax gross-up" payment described above. CPAC estimates that the total amount of the payment to be made to Mr. Hendrickson under the deferred compensation arrangement as a result of the closing of the merger will be $2,218,808.

            The total liability related to this deferred compensation arrangement is, and historically has been, recorded on CPAC's balance sheet, along with a corresponding asset. Except for the tax gross-up, the existence of the deferred compensation arrangement for Mr. Hendrickson has no effect on CPAC's net book value.

Acceleration of Non-Qualified Deferred Compensation for Executive Officers

            Effective January 1, 2000, the Company adopted a non-qualified deferred compensation plan for certain key employees of the Company, including all of the Company's executive officers. The purpose of the plan is to provide eligible employees the opportunity to defer taxation of a portion of their compensation. Contributions to the plan are made by the participating employees and consist of "excess" 401(k) deferrals and selected percentages of salaries and bonuses with a maximum individual deferral of $100,000 per year. Eligible employees, including all of the Company's executive officers, have elected to make annual deferrals under this non-qualified deferred compensation plan.

            The non-qualified deferred compensation plan provides that in the event of a change in control of the company, each participating employee shall receive one lump-sum payment of equal to the entire amount of their deferred compensation under the plan.

            If the merger is completed, it will constitute a "change in control" for purposes of the non-qualified deferred compensation plan. Accordingly, each of the Company's executive officers, in addition to the other eligible employees participating in the plan, will be entitled to receive the entire amount they have deferred under the plan in one lump-sum payment following the closing of the merger. CPAC estimates that the total amount of the payments to be made to executive officers under the non-qualified deferred compensation plan as a result of the closing of the merger will be approximately $                    .

Payment of Legal Fees to Director's Law Firm

            Robert Oppenheimer, a member of our board of directors, is a partner with the law firm of Chamberlain D'Amanda Oppenheimer & Greenfield. Chamberlain D'Amanda Oppenheimer & Greenfield serves as general counsel to CPAC, and is representing CPAC in connection with the merger. For its representation of CPAC in connection with the merger and related matters, the firm will receive legal fees of $175,000.

Buckingham Stock Option Plan

            If the merger is completed, Buckingham has indicated that a new employee stock option plan may be adopted for the Company. If they continue to be employed by the Company after the merger, certain of our executive officers could receive stock options under such a plan.

Potential Opportunity to Invest in Buckingham

            Certain of our executive officers have had preliminary discussions with Buckingham about the possibility of them investing in Buckingham, on the same terms as Buckingham's other investors, if the merger is completed. No final understanding has been reached between Buckingham and any of our executive officers at this time.

Indemnification and Insurance

            Buckingham has agreed to indemnify, to the same extent as provided in our certificate of incorporation and bylaws or under New York law, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

            In addition, the merger agreement requires that the surviving corporation maintain in effect, for a period of six (6) years after the effective time of the merger, our current directors' and officers' liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium. If the annual premiums of insurance coverage exceed 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

Material U.S. Federal Income Tax Consequences

            The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

            For purposes of this discussion, we use the term "U.S. holder" to mean a beneficial owner of CPAC common stock that is:

    a citizen or individual resident of the U.S. for U.S. federal income tax purposes;
    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;
    a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
    an estate the income of which is subject to U.S. federal income tax regardless of its source.

            The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

            This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, shareholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, except as specifically provided below, the discussion does not

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address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you.

            We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non-U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

            The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). For U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

    the amount of cash received in exchange for such common stock; and
    the U.S. holder's adjusted tax basis in such common stock.

            Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains (currently at a maximum rate of 15%). Short term capital gains rates are taxed at ordinary income rates. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

            Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Regulatory Approvals

            Except for the filing of a certificate of merger with the Department of State of the State of New York upon the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Absence of Appraisal Rights

            Appraisal rights are statutory rights that enable shareholders who object to extraordinary transactions, such as mergers, to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. Appraisal rights are not available in all circumstances, and exceptions to such rights are set forth in the laws of New York. These exceptions are applicable with respect to the rights of CPAC shareholders in the merger.

            CPAC shareholders are not entitled to appraisal rights under New York law because CPAC's shares of common stock were listed on the NASDAQ Global Market on                     , 2007, the record date.

THE MERGER AGREEMENT

            The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. You are encouraged to read carefully the merger agreement in its entirety.

Effective Time

            The effective time of the merger will occur at the time that a certificate of merger is filed with the Department of State of the State of New York (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur on the earliest business day following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than conditions which, by their terms, must be satisfied at the closing, subject to the fulfillment or waiver of those conditions).

Structure of the Merger

            At the effective time of the merger, MergerCo will merge with and into the Company. Upon completion of the merger, MergerCo will cease to exist as a separate entity and the Company will continue as the surviving corporation. All of the Company's and MergerCo's properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, the Company's common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended, and no longer publicly traded.

Merger Consideration; Treatment of Stock and Options

The Company's Common Stock

            At the effective time of the merger, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $8.65 in cash, without interest and less applicable withholding taxes, except for the Company's common stock that is:

    held in the treasury of the Company or owned by any of the Company's subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and
    held by Buckingham or MergerCo or any of their respective subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment.

Company Stock Options

            Prior to the effective time of the merger, the Company's board of directors shall take all actions necessary to cause each option holder to enter into an option cancellation agreement in which each option holder will agree to the cancellation of his, her or its options in exchange for the excess, if any, of the

$8.65 per share merger consideration over the per share exercise price of his, her or its options, less any tax withholding, for each option share underlying each option that they hold, whether or not the option is currently vested. Option holders who hold any options with exercise prices above the $8.65 per share merger consideration will receive total payments of $100 per option holder as consideration for the cancellation of their options.

Further Ownership Rights

            After the effective time of the merger, each of the Company's outstanding common stock certificates will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of the Company's common stock represented by that certificate.

Procedure for Receiving Merger Consideration

            At or prior to the effective time of the merger, Buckingham will deposit an amount of cash sufficient to pay the merger consideration promptly to each holder of shares of the Company's common stock with Continental Stock Transfer and Trust Co. (the "paying agent"). As soon as practicable after the effective time of the merger (but no more than five business days thereafter), the paying agent will mail a letter of transmittal and instructions to you and the Company's other shareholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

            You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without a letter of transmittal.

            You will not be entitled to receive the merger consideration until you surrender your common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

            No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, Buckingham and the Company will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

            At the effective time of the merger, the share transfer books of the Company will be closed, and there will be no further registration of transfers of outstanding shares of the Company's common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

            Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of the Company's common stock for one year after the effective time of the merger, will be delivered to Buckingham. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to

Buckingham for the payment of the merger consideration. If any certificates have not been surrendered prior to the third anniversary of the effective time any amounts payable in respect of such certificates shall become the property of the surviving corporation, free and clear of all claims or interest of any holder previously entitled thereto.

            If you surrender a mutilated certificate to the paying agent or your certificate has been lost, destroyed or wrongfully taken, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by Buckingham, you will have to post a bond in customary amount and upon such terms as determined by Buckingham indemnifying Buckingham, MergerCo and the paying agent against any claims made with respect to the lost, stolen or destroyed certificate.

Certificate of Incorporation and Bylaws

            The certificate of incorporation of the surviving corporation will be amended and restated in its entirety at the effective time of the merger to read in the form of the certificate of incorporation of MergerCo. The bylaws of MergerCo in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation until thereafter amended.

Directors and Officers

            The directors and officers of MergerCo immediately prior to the effective time shall be the only directors and officers of the surviving corporation immediately following the merger until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the surviving corporation. Our directors and officers are required to tender their resignations as of the effective time of the merger except that Thomas Hendrickson, our Chief Executive Officer, and Thomas Weldgen, our Chief Financial Officer, are not required to resign.

Representations and Warranties

            The merger agreement contains representations and warranties that the Company and Buckingham made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement between the Company and Buckingham, a copy of which is attached hereto as Annex A, and may be subject to important qualifications and limitations set forth in the merger agreement and the disclosure schedules to the merger agreement agreed to by such parties in connection with negotiating its terms. Moreover, certain representations and warranties are subject to standards of materiality different from those generally applicable to a shareholders' investment decision with respect to the Company or were used for the purpose of allocating risk between the Company and Buckingham rather than establishing matters as facts. The Company is not currently aware of any specific undisclosed material facts relating to the Company that it believes would be material to you as a shareholder voting on the merger that contradicts the representations and warranties contained in the merger agreement. The Company's representations and warranties relate to, among other things:

    the Company and its subsidiaries' proper organization, good standing and corporate power to operate their businesses;
    the Company's and its subsidiaries' capitalization, including in particular the number of shares of common stock and stock options outstanding;

    the Company's corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
    the required vote of the Company's shareholders in connection with the approval of the merger agreement;
    the enforceability of the merger agreement against the Company;
    the absence of any conflict with, or violation or breach of, the Company's organizational documents, applicable law, or the Company's material agreements as a result of entering into the merger agreement and consummating the merger;
    required consents, approvals and notifications of governmental entities as a result of the merger, and the absence of any consent, approval, authorization, filing or notice under, or the termination, cancellation, amendment, modification or acceleration of any rights or obligations under, the Company's material agreements;
    the Company's Securities and Exchange Commission, or SEC, filings and the financial statements contained therein, and the Company's compliance with specific provisions of the Sarbanes-Oxley Act of 2002;
    the absence of any outstanding loans made by the Company or its subsidiaries to any executive officer or director of the Company;
    the Company's internal control over financial reporting;
    taxes;
    the absence of certain changes and events since September 30, 2006, including the absence of changes or events that have had or would have a material adverse effect on the Company;
    the absence of material litigation or outstanding court orders against the Company;
    environmental compliance matters, and the Company's compliance with laws and orders generally;
    real property owned and leased by the Company and its subsidiaries;
    insurance policies covering the Company and its subsidiaries;
    material contracts to which the Company is a party;
    employment and labor matters affecting the Company, including matters relating to the Company's employee benefit plans;
    the Company's intellectual property;

    the absence of undisclosed liabilities generally, and undisclosed broker's fees specifically;
    the sufficiency of assets to conduct the Company's business;
    the Company's ability to replace suppliers;
    the Company's actions to render the rights issued pursuant to the Company's rights agreement inapplicable to the merger;
    the accuracy and completeness of information supplied by the Company in this proxy statement and other documents filed with the SEC in connection with the merger;
    the adoption and recommendation by the Company's board of directors of the merger agreement; and
    receipt by the Company of an opinion of KeyBanc regarding the fairness of the merger consideration, from a financial point of view, to the Company's shareholders.

            For the purposes of the merger agreement, "material adverse effect" means with respect to the Company, any fact, event, change, effect condition, factor or circumstance that, individually or in the aggregate:

    is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or
    impairs or adversely impairs or adversely affects in any material respect the Company's ability to perform its obligations under the merger agreement or to complete the merger.

            Notwithstanding the foregoing, the merger agreement provides that none of the following will give rise to or constitute a "material adverse effect" on the Company:

    changes in general economic, capital market or political conditions or any outbreak or worsening of hostilities or war or terrorist activities except for any changes which disproportionately affect the Company or its subsidiaries or their respective results of operations, properties, condition, assets or liabilities, taken as a whole, as compared to other participants in the industries in which the Company conducts its business;
    changes attributable to the industries in which the Company and its subsidiaries conduct their businesses except for any changes which disproportionately affect the Company or its subsidiaries or their respective results of operations, properties, condition, assets or liabilities, taken as a whole, as compared to other participants in the industries in which the Company conducts its business;
    effects of the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement; or
    changes in laws of general applicability or GAAP except for any changes which disproportionately affect the Company or its subsidiaries or their respective results of operations, properties, condition, assets or liabilities, taken as a whole, as compared to other participants in the industries in which the Company conducts its business.

            The merger agreement also contains customary representations and warranties made by Buckingham and MergerCo. Those representations and warranties relate to, among other things:

    their proper organization, good standing and corporate power to operate their businesses;
    their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;
    the enforceability of the merger agreement against Buckingham and MergerCo;
    required consents and approvals of governmental entities as a result of the merger;
    the absence of undisclosed broker's fees;
    the accuracy and completeness of information supplied by Buckingham or MergerCo in this proxy statement;
    the sufficiency as of the effective time of the merger of funds to satisfy all obligations of Buckingham set forth in the merger agreement, and the status of commitment letters for the funds necessary to complete the merger;
    the absence of any ownership of the Company's shares by Buckingham or MergerCo; and
    the absence of litigation against Buckingham or MergerCo.

            For the purposes of the merger agreement, "material adverse effect" means with respect to Buckingham, any event, state of facts, circumstances, development, change or effect that, individually or in the aggregate, would prevent or materially impair or materially delay the ability of Buckingham or MergerCo to perform its obligations under the merger agreement or to complete the merger.

            The representations and warranties of each of the parties to the merger agreement terminate upon the closing time of the merger, and do not survive beyond the effective time of the merger.

Conduct of the Company's Business Pending the Merger

            Under the merger agreement, the Company has agreed that, subject to certain exceptions, between the date the merger agreement is signed and the effective time of the merger the Company and its subsidiaries will:

    conduct its business only in the ordinary course of business and in a manner consistent with past practice; and
    use all reasonable efforts to maintain and preserve intact its business organization, material insurance policies and the goodwill of those having business relationships with it.

            The Company has also agreed that during the same time period, and subject to certain exceptions or unless Buckingham gives its prior written consent, the Company and its subsidiaries will not:

    propose or adopt any changes to its or its subsidiaries' organizational documents or amend or grant any waiver under the Company's rights agreement;
    sell, dispose of, transfer, further pledge or further encumber any stock owned by the Company in any of its subsidiaries;
    make any changes in the Company's capital structure or any of its subsidiaries' capital structure;
    declare or pay dividends (as a result of which, and unless the merger agreement has been terminated, the Company will not be permitted to declare or pay its ordinary quarterly dividend);
    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of the Company's or its subsidiaries' equity securities, except for payments in respect of the cancellation of outstanding options;
    acquire any shares or equity interests in any corporation, partnership, or other business organization or division thereof, or a substantial portion of the assets thereof;
    incur, create or assume any indebtedness other than borrowings in the ordinary course of business consistent with past practices or assume or guarantee any indebtedness of any person or business organization;
    enter into, or modify, amend or terminate any material contract;
    increase the compensation or fringe benefits of any directors, officers or employees except as required by contractual obligations existing as of the date of the merger agreement and disclosed to Buckingham or make any materially change or determination in any employee benefit plan;
    hire or agree to hire a significant number of new or additional employees not in the ordinary course of business consistent with past practices;
    terminate or lay off any significant number of employees;
    disclose any of its material trade secrets;
    except as may be required as a result of a change in law or in GAAP or audit practices, make any material change to any of the financial or tax accounting methods, practices or principles used by the Company;
    adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries other than the merger;

    sell, lease or sublease, license, assign or otherwise dispose of or subject to any lien any material properties or assets, except sales of inventory or obsolete assets in the ordinary course of business consistent with past practices or pursuant to existing contracts disclosed to Buckingham prior to the date of the merger agreement;
    enter into any transaction, agreement, arrangement or understanding that would be required to be disclosed under Item 404 of Regulation S-K;
    settle or dismiss any material litigation threatened against, relating to or involving the Company and any of its subsidiaries in connection with any business, asset or property of the Company and any of its subsidiaries, other than in the ordinary course of business consistent with past practices;
    make any material tax election, enter into any settlement or compromise of any material tax liability, file any amended tax return with respect to any material tax, change any annual tax accounting period, enter into any closing agreement relating to any material tax or surrender any right to claim a material tax refund; or
    make or agree to make any new capital expenditure or expenditures (other than expenditures related to routine maintenance of existing operations in the ordinary course of business consistent with past practices) that, individually, is in excess of $25,000 or, in the aggregate during any calendar month, are in excess of $50,000.

No Solicitation of Transactions

            The Company has agreed that:

    Neither it nor its subsidiaries nor its directors and officers will, and it shall cause its respective representatives not to, directly or indirectly:
    solicit, initiate, or encourage, or knowingly induce, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal;
    participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to its subsidiaries, or otherwise cooperate with or assist any person in connection with a takeover proposal;
    approve or recommend, or propose to approve or recommend, any acquisition proposal;
    enter into any agreement, understanding, letter of intent or similar document contemplating or otherwise relating to any acquisition proposal or approve or resolve to approve any acquisition proposal; or
    take any action to make the provisions of the rights agreement or any fair price, moratorium, control share acquisition, business combination or other similar anti-takeover statute or regulation or any restrictive provision of any applicable anti-

    takeover provision in the Company's certificate of incorporation or by-laws inapplicable to any specific transactions contemplated by an acquisition proposal.
    Notwithstanding the foregoing, this shall not prohibit the Company or its representatives from:
    participating in any discussions or negotiations regarding any acquisition proposal or responding to an unsolicited, bona fide and written acquisition proposal that is submitted to the Company after the date of the merger agreement or, in connection with any such acquisition proposal, furnishing or providing access to properties, books and records or any nonpublic information or data with respect to the Company or any of its subsidiaries or affiliates if and only if;
      the board of directors determines in good faith that the party submitting the acquisition proposal is reasonably capable of consummating such acquisition proposal and that such acquisition proposal will result in, or could reasonably be expected to constitute or result in, a superior proposal from the party that made the applicable acquisition proposal;
      the board of directors determines in good faith that the taking of such action may be reasonably necessary in order for the board of directors to comply with its fiduciary duties to the Company's shareholders under applicable law;
      within one business day following the determinations by the board of directors referred to above the Company gives Buckingham written notice of such determinations, and in each case the board of directors has received an executed confidentially agreement on terms substantially similar and not less restrictive than the confidentiality agreement submitted for the merger agreement; or
    approving, recommending or entering into a definitive agreement with respect to an acquisition proposal submitted to the Company after the date of this agreement if the board of directors determines that such proposal is a superior proposal and that the termination of this agreement to accept such superior proposal or the recommendation of such superior proposal to the shareholders of the Company is reasonably necessary in order for the board of directors to comply with its fiduciary duties to the Company's shareholders; provided, however, that the Company shall not have the right to take any such action or to terminate this agreement and the board of directors shall not recommend a superior proposal to the Company's shareholders unless prior to any such termination;
      the Company has provided Buckingham with written notice that it intends to terminate this agreement and take such action with respect to a superior proposal, such notice to specify in reasonable detail the material terms and conditions of the superior proposal then determined to be more favorable, the parties thereto, and shall be accompanied by a copy of the proposed acquisition agreement for such superior proposal and any ancillary agreements each in substantially the form to be entered into;

    during the two business days following the delivery of the notice referred to above, Buckingham shall have the right to propose adjustments in the terms and conditions of this agreement and the Company and its advisors shall negotiate in good faith with Buckingham concerning adjustments in the terms and conditions of this agreement such that the acquisition proposal would no longer constitute a superior proposal; and
    following the two business days following the delivery of the notice referred to above, the board of directors determines in good faith that such third party proposal is a superior proposal and that the termination of this agreement to accept such superior proposal and/or the recommendation of such superior proposal to the shareholders of the Company is reasonably necessary in order for the board of directors to comply with its fiduciary duties to the Company's shareholders.

            Nothing contained in this section shall prohibit the Company or its board of directors from taking and disclosing to the Company's shareholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934.

            For purposes of the merger agreement, "acquisition proposal" means any proposal or offer from any person or group relating to:

    any direct or indirect acquisition or purchase of at least a 20% portion of the consolidated assets of the Company and its subsidiaries, taken as a whole, or of over 20% of any class of equity securities of the Company;
    any tender offer or exchange offer involving any class of equity securities of the Company;
    any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company and its subsidiaries, taken as a whole; or
    any other transaction that is substantially similar to any of the foregoing with respect to the Company or any of its subsidiaries.

            For purposes of the merger agreement, "superior proposal" means a bona fide written acquisition proposal to acquire all of the issued and outstanding shares of the Company pursuant to a tender offer or a merger or to acquire all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, that is reasonably capable of being consummated and would, if consummated, result in a transaction more favorable to the Company's shareholders, from a financial point of view, than the transactions contemplated by the merger agreement (taking into account the nature of the consideration payable and all legal, financial, regulatory, and similar aspects of, and conditions to, the proposal and the person making the proposal, and after giving effect to any adjustments to the terms and provisions of the merger agreement committed to in writing by Buckingham in response to such a acquisition proposal).

            At any time prior to the effective time the merger agreement may be terminated and the merger may be abandoned, whether prior to or after approval of matters presented in connection with the merger by the shareholders of the Company, in connection with approving or recommending, or entering into, a definitive agreement with respect to a superior proposal. In such situation, the Company will be required to pay Buckingham a fee of $1.75 million upon such termination. See "Agreement and Plan of Merger - Fees and Expenses."

Agreement to Take Further Action and to Use Reasonable Efforts

            Upon the terms and subject to the conditions of this agreement, each of the parties to this agreement shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, governmental or other consents and approvals and to effect all necessary registrations and filings, and to use its commercially reasonable efforts to take, or cause to be taken, all other reasonable actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions, including:

    cooperating in responding to inquiries from, and making presentations to, shareholders, suppliers, customers and regulatory authorities;
    defending against and responding to any litigation challenging or relating to this agreement or the transactions, including seeking to have any stay or temporary restraining order entered, by any court or other governmental entity vacated or reversed;
    cooperating in the preparation and filing of the proxy statement;
    promptly making all regulatory filings and applications, including any required filings under the Hart-Scott-Rodino Act, or HSR Act, and any amendments thereto as are necessary for the consummation of the transactions; and
    the taking of all acts reasonably necessary to cause the conditions precedent set forth in the merger agreement to be satisfied.

            Notwithstanding anything herein to the contrary, the Company shall not, without the prior written consent of Buckingham, commit to any divestiture transaction, and Buckingham shall not be required to take any action that limits its freedom of action with respect to the Company or any of the Company's affiliates or Buckingham or any of Buckingham's subsidiaries or any material portion of assets or businesses of the Company, its subsidiaries, Buckingham or any of Buckingham's subsidiaries.

Conditions to the Merger

            The obligations of the parties to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of each of the following conditions:

    the merger agreement shall have been approved and adopted by the vote of the shareholders;
    no law or order shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any governmental entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the merger;
    neither party shall be subject to an injunction or other order prohibiting or otherwise restraining the merger (and in the event that either party is subject to such an injunction or other order, it shall use its commercially reasonable efforts to cause dissolution or other termination of such injunction or other order, including the exercise of rights of appeal afforded by law); and
    the waiting period under the HSR Act applicable to the merger, if any, shall have expired or been terminated.

            The obligations of Buckingham and MergerCo to complete the merger are subject to the satisfaction or waiver on or prior to the closing date of each of the following conditions:

    the material representations and warranties of the Company shall be true and correct in all material respects, and those that are not "material" will be true and correct in all material respects, as of the closing date as though made on and as of such date; provided, however, that the foregoing condition shall be deemed to have been satisfied unless the effect of any failures of the representations and warranties of the Company to be true and correct give rise, or would reasonably be expected to give rise, to a material adverse effect;
    the Company shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this agreement at or prior to the closing date;
    Buckingham shall have received a certificate signed on behalf of the Company by its chief operating officer and chief financial officer certifying that the conditions have been satisfied; and
    during the period from the date of this agreement to the closing date, there shall not have been a material adverse effect.

            The Company's obligation to complete the merger is subject to the following additional conditions:

    the material representations and warranties of Buckingham and MergerCo shall be true and correct in all material respects, and those that are not "material" will be true and correct in all material respects, as of the closing date as though made on and as of such date; provided, however, that the foregoing condition shall be deemed to have been satisfied unless the effect of any failures of the representations and warranties of Buckingham and MergerCo to be true and correct give rise, or would reasonably be expected to give rise, to a material adverse effect;
    Buckingham and MergerCo shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this agreement at or prior to the closing date; and
    the Company shall have received a certificate signed on behalf of Buckingham by its chief executive officer and chief financial officer certifying that the conditions have been satisfied.

Termination of the Merger Agreement

            The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether prior to or after approval of the Company's shareholders as follows:

    by the mutual written consent of the Company and Buckingham, by action of their respective boards of directors;
    by either the Company or Buckingham if:
      any law shall have been promulgated that prohibits the consummation of the merger or if any governmental entity of competent jurisdiction shall have issued an order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the transactions and such order or other action shall have become final and non-appealable;
      the merger is not consummated on or before April 30, 2007; provided that:
        this right to terminate the agreement shall not be available to any party seeking to terminate if any action of such party or the failure of such party to perform any of its obligations under this agreement or required to be performed at or prior to the closing date has been the cause of, or resulted in, the failure of the closing date to occur on or before April 30, 2007 and such action or failure to perform constitutes a material breach of this agreement; and
        neither the Company nor Buckingham may terminate pursuant to this clause if on such date all conditions to the merger have been satisfied; or
      upon a vote at the Company shareholders' meeting this agreement fails to be adopted by the requisite shareholder vote.
  by Buckingham if:
    the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants, which breach or failure to perform would give rise to the failure of a condition to the merger agreement and cannot be cured or has not been cured within thirty days after giving notice to the Company of the breach, provided that Buckingham and MergerCo shall not have the right to terminate the agreement pursuant to this if then in material breach of any of representation, warranty, covenant or agreement contained in the agreement; or
    the board of directors of the Company shall have failed to include the Company's board recommendation in the proxy statement or shall have withdrawn, modified or changed the Company's board recommendation in any manner adverse to the transactions, to Buckingham or to MergerCo, or shall have approved or recommended to the shareholders of Buckingham any acquisition proposal other than the transactions contemplated by the merger agreement.

    by the Company if:
      Buckingham or MergerCo breach or fail to perform in any material respect any of their representations, warranties or covenants contained in the merger agreement, which would give rise to the failure of a condition to closing the merger and cannot be or has not been cured within thirty days after the written notice is given to Buckingham of such breach; provided that the Company shall not have the right to terminate this Agreement if the Company is then in material breach of any of representation, warranty, covenant or agreement contained in the merger agreement; or
      in connection with approving or recommending, or entering into, a definitive agreement with respect to a superior proposal.

Fees and Expenses

            Generally, the parties to the merger agreement are responsible for their own transaction expenses whether or not the merger is consummated. However, if the merger agreement is terminated by the Company in connection with a superior proposal or by Buckingham as a result of the Company's board of directors altering its recommendation regarding the merger, then the Company shall pay $1.75 million to Buckingham. Buckingham, however, shall not be entitled to be paid if it is then in material breach of its obligations pursuant to the merger agreement. The payment is payable as liquidated damages and not as a penalty, is in lieu of any other claims for breach or damages upon a termination of this agreement by the Company or Buckingham and is agreed by the parties to be reasonable in light of the costs and expenses borne and to be borne by Buckingham.

Amendment and Waiver

            The merger agreement may be amended by an instrument in writing signed by all the parties to this agreement at any time prior to the effective time of the merger; provided, however, that, after any approval by the shareholders no amendment may be made which requires further approval by such shareholders without such further approval.

            The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement. Any extension or waiver must be in writing and signed by the party to be bound thereby.

MARKET PRICES OF THE COMPANY'S STOCK

            Our common stock has traded on the NASDAQ Global Market under the symbol "CPAK" since                     . The following table sets forth the intraday high and low sales prices per share of our common stock on NASDAQ Global Market for the periods indicated.

Market Information

	Common Stock
	High	Low
Fiscal Year Ended March 31, 2005
1st Quarter (4/1/04-6/30/04)	$6.15	$5.42
2nd Quarter (7/1/04-9/30/04)	$5.90	$5.06
3rd Quarter (10/1/04 -12/31/04)	$5.59	$4.96
4th Quarter (1/1/05-3/31/05)	$5.43	$4.45
Fiscal Year Ended March 31, 2006
1st Quarter (4/1/05-6/30/05)	$5.34	$4.83
2nd Quarter (7/1/05-9/30/05)	$5.35	$4.51
3rd Quarter (10/1/05 -12/31/05)	$5.18	$3.33
4th Quarter (1/1/06-3/31/06)	$4.50	$3.52
Fiscal Year Ended March, 2007
1st Quarter (4/1/05-6/30/06)	$6.97	$3.95
2nd Quarter (7/1/06-9/30/06)	$7.00	$4.86
3rd Quarter (10/1/06 -12/31/06)	$8.88	$6.17
4th Quarter (through January 16, 2007)	$8.56	$8.42

            On December 22, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price for our common stock was $7.85 per share. On                     , 2007, the last trading day before this proxy statement was printed, the closing price for our common stock on the NASDAQ was $            per share. You are encouraged to obtain current market quotations for CPAC common stock in connection with voting your shares.

            We have paid a quarterly cash dividend of $0.07 per share of common stock since                     . We are restricted by the terms of the merger agreement from declaring or paying any cash dividends. As such, the quarterly cash dividend will not be paid in the event the merger has not been completed prior to the time such dividend would otherwise be declared and paid in the ordinary course.

            As of                     , 2007, the record date for the special meeting, there were approximately                      beneficial holders and                      registered holders of record of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

            The following table sets forth, as of                     , 2007, the record date for the special meeting, the amount and percentage of our outstanding common stock beneficially owned by:

    all persons, to our knowledge, beneficially owning more than five percent of our common stock;
    each of our directors;
    our Chief Executive Officer and the next three most highly compensated current executive officers; and
    all of our directors and executive officers as a group.

            Unless otherwise noted in the table, the address for each shareholder is in care of CPAC, Inc. at 2364 Leicester Road, P.O. Box 175, Leicester, New York, 14481.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percentage of Outstanding Shares of Common Stock Beneficially Owned (1)
FMR Corporation 82 Devonshire Street Boston, MA 02109	577,200 shares outright ownership	11.67%
Aegis Financial Corp. 1100 North Glebe Road Arlington, VA 22201	426,974 shares outright ownership	8.63%
Advisory Research, Inc. 180 North Stetson Avenue Suite 5500 Chicago, IL 60601	417,824 shares outright ownership	8.45%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	342,872 shares outright ownership	6.93%

Thomas N. Hendrickson President, Chief Executive Officer and Director	394,615 shares (2)	7.76%
Thomas J. Weldgen Vice President, Finance, Chief Financial Officer and Director	91,520 shares (3)	1.82%
Robert Oppenheimer Director	90,825 shares (4)	1.83%
Jerold L. Zimmerman Director	38,000 shares (5)	0.76%
Stephen J. Carl Director	24,000 shares (6)	0.48%

José J. Coronas Director	21,000 shares (7)	0.42%
William M. Carpenter Director	18,000 shares (8)	0.36%
Wendy F. Clay Vice President, Administration	29,363 shares (9)	0.59%
James W. Pembroke Chief Accounting Officer	39,390 shares (10)	0.79%

All directors and executive officers as a group (9 persons)	746,713 shares (11)	13.96%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to shares of common stock including those shares that the person has the right to acquire within 60 days after                     , 2007, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable within 60 days of                     , 2007 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)

Includes 64,091 shares owned by the Estate of Mr. Hendrickson's spouse. Includes 34,500 options granted on August 6, 1997, 30,000 options granted on June 26, 1998, 25,000 options granted on April 6, 1999, 37,500 shares granted August 8, 2001, and 50,000 options granted on August 8, 2001, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan.

(3)

Includes 8,000 options granted on June 24, 1997, 10,000 options granted on April 15, 1998, 7,000 options granted on June 26, 1998, 8,000 options granted on August 10, 1999, 7,500 options granted on June 7, 2000, 25,000 options granted on June 6, 2001, and 15,000 options granted on June 4, 2003, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan.

(4)

Includes 3,000 options granted on August 8, 1997, 3,000 options granted on August 7, 1998, 3,000 options granted on August 13, 1999, 3,000 options granted on August 11, 2000, 3,000 options granted on August 10, 2001, 3,000 options granted on August 9, 2002, 3,000 options granted on August 15, 2003, 3,000 options granted on August 13, 2004, 2,000 options granted on August 19, 2005 and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(5)

Includes 5,000 shares owned by Mrs. Jerold L. Zimmerman. Includes 15,000 options granted on April 4, 2000, 3,000 options granted on August 11, 2000, 3,000 options granted August 10, 2001, 3,000 options granted on August 9, 2002, 3,000 options granted on August 15, 2003, 3,000 options granted on August 13, 2004, 2,000 options granted on August 19, 2005, and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(6)

Includes 15,000 options granted on April 16, 2003, 3,000 options granted on August 15, 2003, 3,000 options granted on August 13, 2004, and 2,000 options granted on August 19, 2005, and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(7)

Includes 15,000 options granted September 29, 2003, 3,000 options granted on August 13, 2004, 2000 options granted on August 19, 2005 and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(8)

Includes 15,000 options granted on April 16, 2005, 2,000 options granted on August 19, 2005, and 1,000 options granted on August 18, 2006, all pursuant to the Company's Non-Employee Directors Stock Option Plan.

(9)

Includes 3,000 options granted June 24, 1997, 5,000 options granted on April 15, 1998, 5,000 options granted on August 10, 1999 and 8,000 options granted June 6, 2001, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan.

(10)

Includes 4,000 options granted on June 24, 1997, 7,000 options granted on June 26, 1998, 5,000 options granted on August 10, 1999, 3,000 options granted on June 7, 2000, 8,000 options granted on June 6, 2001, 5,000 options granted on June 4, 2003, and 7,000 options granted October 7, 2003, all pursuant to the Company's 1994 Executive Long Term Stock Investment Plan.

(11)

Includes 280,000 shares which may be purchased through exercise of options granted pursuant to the Company's 1994 Executive Long Term Stock Investment Plan. Includes 123,000 shares which may be purchased through exercise of options granted pursuant to the Company's Non-Employee Directors Stock Option Plan.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

            CPAC is asking its shareholders to vote on a proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

            Our board of directors unanimously recommends that shareholders vote "FOR" the proposal to authorize the proxy holders to vote to adjourn or postpone the special meeting, in their sole discretion, for the purpose of soliciting additional proxies if there are not sufficient votes at the special meeting to approve the merger agreement.

OTHER MATTERS

Submission of Shareholder Proposals

            If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our shareholders. However, if the merger is not completed, our shareholders will continue to be entitled to attend and participate in our shareholders' meetings.

            If the merger is not completed and you intend to present a proposal at our 2007 annual meeting, it must be received by us for inclusion in our proxy statement and proxy relating to that meeting no later than March 7, 2007, and must otherwise be in compliance with applicable SEC regulations. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from August 15, 2007, then in order to be considered for inclusion in CPAC's proxy materials, proposals of shareholders intended to be presented at the 2007 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting. To have your proposal included in our proxy statement and listed on our proxy card for the 2007 annual meeting, you must submit your proposal in writing to CPAC, Inc., P.O. Box 175, Leicester, New York 14481, Attention: Thomas J. Weldgen, Vice President, Finance. You may submit a proposal only if you have continuously owned at least $2,000 worth or 1% in market value of the company's common stock for at least 1 year before you submit your proposal to the company, and you must continue to hold this level of security ownership in our company through the annual meeting of shareholders to be held in 2007.

            The SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary voting deadline for our 2007 annual meeting is June 5, 2007, or if the date of the 2007 annual meeting, if any, is changed by more than 30 days from August 15, 2007, a reasonable time before we mail our proxy materials for the 2007 annual meeting. If a shareholder gives notice of such a proposal after the discretionary voting deadline, CPAC's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at our 2007 annual meeting.

Delivery of this Proxy Statement

            The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, known as "householding," potentially means extra convenience for shareholders and cost savings for companies. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our Corporate Secretary at 2364 Leicester Road, P.O. Box 175, Leicester, New York 14481-0175, or by telephone at 585-382-3223.

            Any shareholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request "householding" of communications should contact his or her broker or, if shares are registered in the shareholder's name, our Corporate Secretary at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

            CPAC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

            Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. CPAC's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

            Any person, including any beneficial owner, to whom this proxy statement is delivered, may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at CPAC, Inc., 2364 Leicester Road, P.O. Box 175, Leicester, New York 14481-0175, Attention: Corporate Secretary. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                     , 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Thomas N. Hendrickson
President & Chief Executive Officer
, 2007

cpac, INC.

The undersigned shareholder of CPAC, Inc. hereby appoints and constitutes Thomas N. Hendrickson and James W. Pembroke, and either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation for and in the name of the undersigned, to attend the special meeting of shareholders of CPAC, Inc. to be held at its principal executive offices at 2364 Leicester Road, Leicester, New York 14481 on __________, 2007 at 10:00 a.m., Eastern Time, and at any adjournment thereof, and to vote all shares of CPAC, Inc., registered in the name of the undersigned and entitled to vote at the special meeting upon the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1 AND 2. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please mark your votes like this ☒

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature______________________________________ Signature________________________________ Date _________________

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.